Exhibit (b)

EXECUTION COPY

USD 750,000,000 SYNDICATED MULTI-CURRENCY TERM LOAN AND

REVOLVING CREDIT FACILITIES AGREEMENT

DATED 13 July 2007

between

QIAGEN N.V.

as Company

QIAGEN N.V.

QIAGEN DEUTSCHLAND HOLDING GMBH

QIAGEN NORTH AMERICAN HOLDINGS, INC.

QIAGEN SCIENCES INC.

as Original Borrowers

QIAGEN N.V.

as Guarantor

DEUTSCHE BANK AG

as Mandated Lead Arranger

DEUTSCHE BANK LUXEMBOURG S.A.

as Agent

and

THE LENDERS

1.	INTERPRETATION	1

2.	THE FACILITIES	19

3.	CONDITIONS	20

4.	UTILISATION	22

5.	OPTIONAL CURRENCIES	23

6.	INTEREST ON ADVANCES	24

7.	MARKET DISRUPTION	27

8.	REPAYMENT OF FACILITIES	28

9.	ROLLOVER OF FACILITY C	29

10.	MANDATORY PREPAYMENT	30

11.	CANCELLATION AND VOLUNTARY PREPAYMENT	32

12.	TAXES	35

13.	INCREASED COSTS	39

14.	ILLEGALITY	40

15.	MITIGATION	41

16.	REPRESENTATIONS AND WARRANTIES	41

17.	FINANCIAL INFORMATION	49

18.	FINANCIAL CONDITION	53

19.	UNDERTAKINGS	53

20.	EVENTS OF DEFAULT	63

21.	GUARANTEE AND INDEMNITY	70

22.	COMMISSION AND FEES	73

23.	COSTS AND EXPENSES	75

24.	DEFAULT INTEREST AND INDEMNITY	76

25.	CURRENCY OF ACCOUNT	78

26.	PAYMENTS	78

27.	SET-OFF	80

28.	SHARING AMONG FINANCE PARTIES	80

29.	AGENCY PROVISIONS	81

30.	ASSIGNMENTS AND TRANSFERS	83

31.	CHANGES TO THE BORROWERS	87

32.	CALCULATIONS AND ACCOUNTS	88

33.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY	89

34.	NOTICES	90

35.	COUNTERPARTS	93

36.	AMENDMENTS AND WAIVERS	93

37.	GOVERNING LAW AND JURISDICTION	96

SCHEDULES

THIS AGREEMENT is made on 13 July 2007 between the following parties:

1.	QIAGEN N.V., with corporate seat in Venlo, the Netherlands, as company (the “Company”);

2.	QIAGEN N.V., QIAGEN DEUTSCHLAND HOLDING GMBH, QIAGEN NORTH AMERICAN HOLDINGS, INC. and QIAGEN SCIENCES INC. as original borrowers (the “Original Borrowers”);

3.	QIAGEN N.V. as guarantor (the “Guarantor”);

4.	DEUTSCHE BANK AG as mandated lead arranger (the “Mandated Lead Arranger”);

5.	DEUTSCHE BANK LUXEMBOURG S.A. as agent for the Lenders defined below (the “Agent”); and

6.	THE PERSONS named in Schedule 1 (Lenders and Commitments) as the original lenders (the “Original Lenders”).

1.	INTERPRETATION

1.1	Definitions

In this Agreement, capitalised terms have the meanings as set out below.

“Acceding Borrower” means each company which has become a Borrower in accordance with Clause 31.1 (Acceding Borrowers).

“Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 7 (Form of Borrower Accession Certificate) or such other form as may be agreed between the Agent and the Company.

“Acquisition” means the acquisition of the Target.

“Advance” means a Facility A Advance, a Facility B Advance or a Facility C Advance (including a Rollover Advance).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Luxembourg foreign exchange market at or about 11:00 a.m. on a particular day.

“Authorisation” means an authorisation, ratification, resolution, licence, permit, exemption, filing or registration.

“Availability Period” means:

a)	in relation to Facility A and Facility B, the period commencing on and from the date hereof and ending on the later of (i) the date falling 120 days thereafter and (ii) the date falling 180 days after 4 June 2007;

b)	in relation to Facility C, the period on and from the date hereof to the date falling one month prior to the Final Maturity Date for Facility C.

“Available Facility” means Available Facility A, Available Facility B or Available Facility C.

“Available Facility A” means the aggregate amount of the Facility A Commitments less any Facility A Outstandings, and adjusted to take account of:

a)	any cancellation or reduction of the Facility A Commitment pursuant to the terms hereof;

b)	any Facility A Advance which, pursuant to any other Utilisation Request, is to be made,

in each case, on or before the proposed Date of the Advance provided that such amount shall not be less than zero.

“Available Facility B” means the aggregate amount of the Facility B Commitments less any Facility B Outstandings, and adjusted to take account of:

a)	any cancellation or reduction of the Facility B Commitment pursuant to the terms hereof;

b)	any Facility B Advance which, pursuant to any other Utilisation Request, is to be made,

in each case, on or before the proposed Date of the Advance provided that such amount shall not be less than zero.

“Available Facility C” means the aggregate amount of the Facility C Commitments less any Facility C Outstandings, and adjusted to take account of:

a)	any cancellation or reduction of the Facility C Commitment pursuant to the terms hereof;

b)	any Facility C Advance which, pursuant to any other Utilisation Request, is to be made; and

c)	any Facility C Advance which is due to be repaid,

in each case, on or before the proposed Date of the Advance provided that such amount shall not be less than zero.

“Base Currency” means USD.

“Base Currency Amount” means in relation to an Advance, the amount specified in the Utilisation Request relating thereto (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange for the purchase of the relevant currency with the Base Currency in the relevant foreign exchange market at or about 11:00 a.m. on the date which is 3 Business Days before the Date of the Advance or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than, in relation to the Facility A or Facility B, a repayment arising from a change of currency), prepayment, consolidation or division of such Advance.

“Borrowers” means the Original Borrowers and the Acceding Borrowers.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Luxembourg and Dusseldorf and:

a)	(in relation to any date for payment or purchase of, or rate fixing relating to, a sum denominated in a currency other than Euros), a day on which banks generally are also open for business in the principal financial centre of the country of that currency; or

b)	(in relation to any date for payment or purchase of, or rate fixing relating to, Euros), a day on which the Trans-European Automated Real-time Gross Settlement Transfer System is open for the settlement of payments in Euros.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) the Settlement Date, (ii) the last day of the Availability Period for Facility A and Facility B and (iii) the date on which the Company confirms to the Agent in writing that completion under the Merger Agreement will not take place.

“Clean-Up Period” means the period commencing on the Settlement Date and ending on the date falling 4 months thereafter.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated and rulings issued under that code.

“Commitment” means, in relation to a Lender at any time, the aggregate of its Facility A Commitment, Facility B Commitment and its Facility C Commitment at such time.

“Compliance Certificate” has the meaning ascribed thereto in Clause 17.2 (Compliance Certificates).

“Consolidated EBITDA” has the meaning ascribed thereto in Schedule 5 (Financial Covenants).

“Date of the Advance “ means the date on which an Advance is made.

“Delisting” means the delisting or deregistration of the shares of the Target from the Nasdaq Global Select Market and any other national securities exchange in the United States.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a “single employer” within the meaning of Section 414 of the Code.

“EURIBOR” means the percentage rate per annum equal to the offered quotation which appears on the relevant page of the Reuter Service for Euros for a relevant period or, if such page or service is not available, such other page or service which displays the percentage rate for Euros for such relevant period as the Agent, after consultation with the Lenders and the Company, shall select.

“Event of Default” means any circumstance described as such in Clause 20 (Events of Default).

“Exempt Lender” means a Lender which is entitled under the domestic laws of any jurisdiction in or from which an Obligor operates under a Finance Document, to receive any payment under a Finance Document free of any Tax Deduction.

“Existing Encumbrance” means any Security existing on the date hereof over assets of any member of the Group details of which are set out in a list delivered to the Agent prior to the date hereof.

“Existing Facilities” means the existing facility agreements between Qiagen GmbH as borrower and Deutsche Bank AG and others as lenders pursuant to a list provided by the Company to the Agent prior to the date hereof.

“Existing Financial Indebtedness” means any Financial Indebtedness of any member of the Group existing on the date hereof details of which are set out in a list delivered to the Agent on or prior to the date hereof.

“Existing Loans” means any loans, guarantees, indemnities or other assurances existing on the date hereof and granted by any member of the Group to a non-member of the Group details of which are set out in a list delivered to the Agent prior to the date hereof.

“Facilities” means Facility A, Facility B and Facility C.

“Facility A” has the meaning ascribed thereto in paragraph a) of Clause 2.1 (Grant of Facilities).

“Facility A Advance” means any advance made under Facility A.

“Facility A Commitment” means, in relation to a Lender at any time, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which it becomes a party hereto and in each case the amount of any other Facility A Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Outstandings” means, at any time, the aggregate outstanding amount of all Facility A Advances.

“Facility B” has the meaning ascribed thereto in paragraph b) of Clause 2.1 (Grant of Facilities).

“Facility B Advance” means any advance made under Facility B.

“Facility B Commitment” means, in relation to a Lender at any time, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which it becomes a party hereto and in each case the amount of any other Facility B Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Outstandings” means, at any time, the aggregate outstanding amount of all Facility B Advances.

“Facility C” has the meaning ascribed thereto in paragraph c) of Clause 2.1 (Grant of Facilities).

“Facility C Advance” means an advance (including a Rollover Advance) made or to be made by the Lenders under the Facility C.

“Facility C Commitment” means, in relation to a Lender at any time, the amount set opposite its name under the heading “Facility C Commitment” in Schedule 1 (Lenders and Commitments) or as specified in the Transfer Certificate pursuant to which it becomes a party hereto and, in each case, the amount of any other Facility C Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Outstandings” means, at any time, the aggregate outstanding amount of all Facility C Advances.

“Facility Office” means, in relation to the Agent or any Lender, the office identified with its signature below (or, in the case of a Transferee, at the end of the relevant Transfer Certificate) or such other office as it may from time to time select by notice to the relevant parties.

“Fee Letters” means the fee letters referred to in Clauses 22.2 (Arrangement Fee), 22.3 (Agency Fee) and 22.4 (Participation Fee).

“Final Maturity Date” means for Facility A and Facility C the date falling 5 years after the date of this Agreement and with regard to Facility B the date falling 6 months after the date of this Agreement.

“Finance Documents” means this Agreement, the Accession Certificates, the Fee Letters, each Utilisation Request, each Interest Selection Notice, and each document designated a “Finance Document” in writing by the Agent and the Company.

“Finance Parties” means the Agent, the Mandated Lead Arranger and the Lenders.

“Financial Indebtedness” means any indebtedness for or in respect of:

a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Relevant Accounting Principles, be treated as a finance or capital lease;

e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

f)	the acquisitions cost of any asset to the extent payable before or after the time of acquisitions or possession by the party liable where the advanced or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset, in each case except where the payment is advanced or deferred for not more than 120 days;

g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any amount raised under any other transaction for the primary purpose of raising Financial Indebtedness;

i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any items referred to in paragraphs (a) to (h) above; and

j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Forecast Information” means any key financial information including consolidated revenues, Consolidated EBIT, Consolidated EBITDA and consolidated equity of the Company for the financial year in which such information is provided and the three financial years immediately following such financial year for the Group (including the Target Group and any other company, business or undertaking acquired or announced to be acquired) on a pro forma basis.

“German Lender” means a Lender which has its head office in the Federal Republic of Germany or is acting through a Facility Office qualifying as a permanent establishment in the Federal Republic of Germany.

“Group” means the Company and its Subsidiaries from time to time, including from the Settlement Date the Target Group.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the international financial reporting standards formulated by the International Accounting Standards Board.

“Intellectual Property” means any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, licenses and other intellectual property rights and interests (including the benefit of applications) whether registered or unregistered.

“Interbank Market” means (in relation to Euros) the European interbank market and (in relation to any other currency) the London interbank market.

“Interbank Rate” means, in relation to any amount to be advanced to or owing by an Obligor hereunder:

a)	in Euros, EURIBOR; or

b)	in any other currency, LIBOR; or

c)	if a rate is not available on the relevant screen for the relevant currency and relevant period (and the Agent has not selected an alternative service), the arithmetic mean (rounded upwards to 4 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offered by prime banks in the relevant Interbank Market deposits in the relevant currency of such amount and for such relevant period, in each case as of 11:00 a.m. (Brussels time) on the Quotation Date for such period and currency provided that, in relation to any currency other than Euros, this shall be London time.

“Interest Period” means, save as otherwise provided herein:

a)	in relation to an Advance, any of those periods mentioned in Clause 6.1 (Interest Periods); and

b)	in relation to an unpaid amount, any of those periods mentioned in Clause 24.1 (Consequence of Non-Payment).

“Interest Selection Notice” means an interest period selection notice substantially in form set out in Part III (Form of Interest Selection Notice) of Schedule 4 or such other form as may be agreed between the Agent and the Company.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Legal Reservations” means:

a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void and defences of set-off or counterclaim;

c)	any other qualification or reservation contained in any legal opinion delivered pursuant to Schedule 3 (Conditions Precedent); and

d)	similar principles, rights and defences under the laws of any relevant jurisdiction.

“Lender” means:

a)	when designated “Facility A”, any of the Lenders specified in Schedule 1 (Lenders and Commitments) as participating in Facility A;

b)	when designated “Facility B”, any of the Lenders specified in Schedule 1 (Lenders and Commitments) as participating in Facility B; and

c)	when designated “Facility C”, any of the Lenders specified in Schedule 1 (Lenders and Commitments) as participating in Facility C;

and, in each case, any person which has become a party hereto in accordance with the provisions of Clause 30 (Assignments and Transfers) unless, in each case, it has ceased to be a party hereto in accordance with the terms hereof.

“LIBOR” means the percentage rate per annum equal to the offered quotation which appears on the relevant page of the Reuter Service for deposits in the relevant currency and for the relevant period or, if such relevant page or service is not available, such other page or service which displays the percentage rate for the relevant currency and such relevant period as the Agent, after consultation with the Lenders and the Company, shall select.

“Major Breach” means a breach of any of the undertakings by a member the Group which is not a member of the Target Group:

a)	pursuant to Clause 19.5 (Compliance with Applicable Laws);

b)	pursuant to Clause 19.6 (Claims Pari Passu);

c)	pursuant to Clause 19.8 (Negative Pledge);

d)	pursuant to Clause 19.11 (Restrictions on Financial Indebtedness);

e)	pursuant to Clause 19.12 (Restrictions on Disposals);

f)	pursuant to Clause 19.14 (Merger Agreement);

g)	pursuant to Clause 19.16 (Restrictions on Mergers);

h)	pursuant to Clause 19.17 (Restrictions on Acquisitions).

“Major Event of Default” means the occurrence of any of the following events (with respect to any member of the Group which is not a member of the Target Group):

a)	an Event of Default under Clause 20.1 (Payment Default);

b)	an Event of Default under Clause 20.2 (Misrepresentation) by virtue only of a breach of any of the Major Representations;

c)	an Event of Default under Clause 20.3 (Breach of Other Obligations) by virtue only of a Major Breach;

d)	an Event of Default under Clauses 20.5 (Insolvency and Rescheduling), 20.6 (Insolvency Proceedings), 20.7 (Creditor’s Process) or 20.16 (Bankruptcy of US Borrowers);

e)	an Event of Default under Clause 20.10 (Repudiation and Rescission of Agreements) or 20.11 (Unlawfulness and Invalidity).

“Major Representation” means representations and warranties by a member the Group which is not a member of the Target Group and only with regard to facts of a member of the Group which is not a member of the Target Group or its assets:

a)	pursuant to Clause 16.1 (Due Organisation and Power);

b)	pursuant to Clause 16.3 (Execution of Finance Documents);

c)	pursuant to Clause 16.4 (Power and Authority);

d)	pursuant to paragraph a) of Clause 16.5 (Validity and Admissibility in Evidence) and Clause 16.19 (Merger Agreement);

e)	pursuant to Clause 16.7 paragraph a) (No Breach of Laws); and

f)	pursuant to Clause 16.17 (Security/Guarantees/Financial Indebtedness).

“Majority Lenders” means, at any time, a Lender or group of Lenders whose Commitments and/or Outstandings aggregate more than 66 2/3% of the total aggregate Commitments and/or Outstandings or, if the total Commitments have been reduced to zero, aggregated more than 66 2/3% of the total Commitments immediately prior to that reduction.

“Mandatory Costs” means the percentage rate per annum calculated in accordance with Schedule 10 (Mandatory Cost Formulae).

“Margin” means:

a)	in relation to Facility A, initially 0.775 % per annum;

b)	in relation to Facility B, initially 0.15 % per annum and

c)	in relation to Facility C, initially 0.775 % per annum,

subject, where relevant, to Clause 6.5 (Revised Margin).

“Material Adverse Effect” means a material adverse effect on the financial condition, the business or assets of the Company or of the Group, taken as a whole, which could adversely affect the ability of the Obligors to perform their obligations under any Finance Document.

“Member State” means a country which is a member of the European Community.

“Merger” means the merger of Digene Corporation with and into Qiagen Merger Sub, LLC as set out in the Merger Agreement.

“Merger Agreement” means the “Agreement and Plan of Merger” by and among Qiagen N.V., Qiagen North American Holdings, Inc., Qiagen Merger Sub, LLC and Digene Corporation dated 3 June 2007.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Company or any Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any of the Company, or any Subsidiary of the Company or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Non-US Borrower” means any Borrower that is not a US Borrower.

“Obligors” means the Borrowers and the Guarantor.

“Optional Currency” means EUR, GBP, CHF or JPY and any other lawful currency (except the Base Currency) which is readily available and freely transferable and convertible into the Base Currency in the relevant Interbank Market and which has been approved by all the Lenders on or prior to receipt by the Agent of the relevant Utilisation Request.

“Original Financial Statements” means:

a)	in relation to the Company, the audited, consolidated financial statements of the last financial year ended; and

b)	in relation to each Obligor (other than the Company) the unconsolidated financial statements of the last financial year ended (audited if available or required by law).

“Original Obligors” means the Original Borrowers and the Guarantor.

“Outstandings” means, at any time, the aggregate Base Currency Amounts of all outstanding Advances under any relevant Facility at such time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor to thereto.

“Plan” means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any of the Company or any Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any of the Company, or any Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Potential Event of Default” means any event which would become (with the expiry of a grace period, the giving of notice, the making of any determination referred to in Clause 20 (Events of Default) or any combination thereof) an Event of Default.

“Proportion” means, in relation to a Lender at any time:

a)	in relation to a Advance, the proportion (expressed as a percentage) borne by the aggregate amount of such Lender’s share in the relevant Available Facility to the aggregate amount of the relevant Available Facility; and

b)	otherwise, the proportion borne by such Lender’s Commitment in respect of a Facility to the aggregate amount of the Commitments in respect of such Facility.

“Protected Party” means a Finance Party or an Affiliate of a Finance Party which is or will be subject to any liability or required to make any payment for or on account of tax in relation to any amount received or receivable (or any amount deemed for the purpose of tax to be received or receivable) under any Finance Document.

“Qualifying Lender” means an Exempt Lender, a German Lender, a Treaty Lender or a Qualifying US Lender.

“Qualifying US Lender” means at any time in respect of a payment of interest made by or on behalf of an U.S. Obligor on a participation in relation to an Advance, a Lender which is:

a)	a “United States person” within the meaning of Section 7701(a)(30) of the Code;

b)	a US Treaty Lender; or

c)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption.

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined hereunder, the Business Day which is 2 Business Days before the first day of such period provided that if market practice differs in the relevant Interbank Market for a relevant currency, the Quotation Date for that currency will be determined by the Agent in accordance with market practice in such Interbank Market and provided further that if quotations would normally be given by leading banks in the relevant Interbank Market on more than one Business Day, the Quotation Date shall be the last of those Business Days.

“Reference Banks” means Deutsche Bank Luxembourg S.A. and/or, after the Syndication Date, such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Accounting Principles” means in respect of the Company and any member of the Group, US-GAAP or, if the Company decided to prepare its accounts in accordance with IFRS, IFRS.

“Relevant Jurisdiction” means, in relation to an Obligor, its jurisdiction of incorporation.

“Repayment Date” means:

a)	in respect of any Facility A Advance, each of the dates specified in Clause 8.1 (Repayment of Facility A) as a Repayment Date;

b)	in respect of any Facility B Advance, the date falling 6 months after the date hereof; and

c)	in relation to any Facility C Advance, the last day of the Interest Period relating thereto.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those as to which the 30-day notice period is waived under subsection 22, 23, 25, 27 or 28 of PBGC Regulation Section 4043.

“Reports” has the meaning ascribed thereto in paragraph c) of Clause 2 (Accounts and Reports) of Part II (Closing Conditions Precedent) of Schedule 3 (Conditions Precedent).

“Resignation Letter” means a letter substantially in the form set out in Schedule 12 (Form of Resignation Letter) or such other form as may be agreed between the Agent and the Company.

“Rollover Advance” has the meaning ascribed thereto in Clause 9 (Rollover of Facility C).

“Security” means any mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement in rem (dingliche Sicherheit) whether to existing or future assets or revenues.

“Settlement Date” means the date of completion of the merger contemplated by the Merger Agreement.

“Specified Time” means a time determined in accordance with Schedule 13 (Timetables).

“Subsidiary” of an entity shall mean any other entity:

a)	of which more than 50% of the issued share capital or other equity ownership interest is legally or beneficially owned, directly or indirectly, by the first-mentioned entity;

b)	where the first mentioned entity has the right to exercise more than 50% of the voting rights of the second-mentioned entity; or

c)	of which the first mentioned entity is otherwise able to direct its affairs or to appoint or dismiss the majority of the members of a managerial, administrative or supervisory board; or

d)	which is a Subsidiary of another Subsidiary of the first-mentioned entity.

“Syndication Date” means the date specified by the Mandated Lead Arranger (and notified to the Agent and the Company) as the date on which primary syndication of the Facilities has been completed.

“Target” means Digene Corporation or, after the Merger has been completed, Qiagen Merger Sub, LLC.

“Target Group” means Target and its Subsidiaries from time to time.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.1 (Taxes Payable) or a payment under Clause 12.3 (Tax Indemnity).

“Term Loan Advance” means a Facility A Advance or a Facility B Advance.

Term Loan Commitment” means the Facility A Commitment or the Facility B Commitment.

“Term Loan Facilities” means Facility A and/or Facility B.

“Testing Period” has the meaning ascribed thereto in Schedule 5 (Financial Covenants).

“Total Interest Cover” has the meaning ascribed thereto in Schedule 5 (Financial Covenants).

“Total Net Debt Cover” has the meaning ascribed thereto in Schedule 5 (Financial Covenants).

“Transaction Documents” means the Finance Documents and the Merger Agreement.

“Transfer Certificate” means a duly completed certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transferee” means an entity to which a Lender transfers all or part of such Lender’s rights, benefits and obligations hereunder pursuant to Clause 30.4 (Procedure for Transfer).

“Treaty Lender” means a Lender which, on the date a payment of interest falls due under this Agreement:

a)	is treated as resident (as defined in the appropriate double taxation agreement) in a country with which Germany has a double taxation agreement giving residents of that country full exemption from German taxation on interest and qualifies for such treaty protection; and

b)	does not carry on a business in Germany through a permanent establishment with which the payment is effectively connected.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“US Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended, or any successor thereto.

“US Borrower” means each Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US-GAAP” means generally accepted accounting principles in the United States of America.

“US Obligor” means any Borrower or Guarantor that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Treaty Lender” means a Lender which is entitled to the benefits of a double taxation treaty with the United States providing for exemption from, or a reduced rate of, US withholding tax with respect to payment of interest received from a n US Obligor

“Utilisation Request” means a duly completed notice substantially in the form set out in Part I (Form of Utilisation Request) of Schedule 4.

1.2	Construction

Any reference in this Agreement to:

“assets” includes present and future assets (Anlage- und Umlaufvermögen), properties, revenues and rights of every description;

“best knowledge and belief” means where a prudent businessman (ordentlicher Geschäftsmann) has or should have knowledge of circumstances arising in the conscientious pursuit of his duties (gewissenhafte Geschäftstätigkeit);

“continuing” shall, in relation to an Event of Default or Potential Event of Default, be construed as a reference to an Event of Default or Potential Event of Default which has not been remedied or waived in accordance with the terms hereof;

“disposal” shall be construed as any sale, lease, transfer, conveyance, assignment or other disposal;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the Agent’s Spot Rate of Exchange as at 11:00 a.m. for the purchase of the first currency with the second currency;

“guarantee” shall (other than for the purposes of Clause 21 (Guarantee and Indemnity)) be construed as any guarantee, letter of credit, bond or equivalent indemnity or assurance, direct or indirect, actual or contingent;

a “law” shall be construed as any law (including common or customary law), statute, constitution, code, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory or administrative body, tribunal or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the day preceding the numerically corresponding day in the next succeeding calendar month (or, if there is no numerically corresponding day in such next succeeding calendar month, ending on the last Business Day in such later month) save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day;

a “person” includes any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any association, trust, fund or partnership (whether or not having separate legal personality);

a “year” is a reference to a period starting on one day in a calendar year and ending on the day preceding the numerically corresponding day in the next succeeding calendar year (or, if there is no numerically corresponding day in such next succeeding calendar year, ending on the next Business Day in such later year) save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day;

“solvent” and “solvency” mean, with respect to any US Obligor on a particular date, that on such date a) the fair value of the property of such US Obligor (both at fair value and present fair saleable value) is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such US Obligor as such liabilities mature, b) such person has not and does not intend to incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and c) such US Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

“tax” includes any present or future taxes, levies, imposts, duties or other charges, withholdings or deductions of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing (including any penalties fines or interest payable in connection therewith);

a “wholly-owned Subsidiary” of an entity is another entity which has no other members, shareholders or other equity interest holders except the first-mentioned entity and the first-mentioned entity’s wholly-owned Subsidiaries or nominees or trustees;

the “winding-up”, “dissolution” or “administration” of an entity includes any equivalent or analogous proceedings under the law of the jurisdiction in which such entity is incorporated or any jurisdiction in which such entity carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

References herein to agreements or documents and statutes, statutory provisions or treaties shall be references to these as amended or re-enacted.

1.3	Time

Reference to time herein shall, unless otherwise stated, be to Central European Time.

1.4	Currency Symbols and Definitions

“Euro”, “EUR” and “€” denote the lawful currency of each of the Member States that have adopted such single currency as its lawful currency in accordance with the legislation of the European Union. “GBP”, “Sterling” and “£” denote the lawful currency of the United Kingdom. “USD”, “US Dollars” and “US$” denote the lawful currency of the United States of America. “CHF” denotes the lawful currency of Switzerland. “JPY” denotes the lawful currency of Japan.

2.	THE FACILITIES

2.1	Grant of Facilities

The Lenders grant to the Borrowers, upon the terms and subject to the conditions hereof:

a)	a USD term loan facility in a maximum aggregate amount of USD 500,000,000 (or its equivalent in Optional Currencies) (“Facility A”);

b)	a USD term loan facility in a maximum aggregate amount of USD 100,000,000 (or its equivalent in Optional Currencies) (“Facility B”); and

c)	a multi-currency revolving credit facility in a maximum aggregate amount of USD 150,000,000 (or its equivalent in Optional Currencies) (“Facility C”).

2.2	Purpose and Application

a)	The Term Loan Facilities are intended to (i) finance part of the purchase price for the shares and voting rights in the Target as contemplated in the Merger Agreement, (ii) finance the payment of costs and expenses incurred in connection with the Acquisition and the financing thereof and (iii) refinance in whole the Existing Facilities.

b)

Facility C is intended to finance general corporate purposes of the Group (including acquisitions permitted by paragraphs b) (ii) and (iii) of Clause 19.17 (Restrictions on Acquisitions) and repayment of Existing Financial Indebtedness).

c)	The Borrowers shall apply all amounts borrowed hereunder in or towards satisfaction of the purposes referred to above, and none of the Finance Parties shall be responsible for or obliged to concern themselves with such application.

2.3	Obligations and Rights Several

a)	The obligations of each Finance Party hereunder are several, and the failure by a Finance Party to perform any of its obligations hereunder shall not affect the obligations of any other party hereto, nor shall any other party be liable for the failure by such Finance Party to perform its obligations hereunder.

b)	The rights of each Finance Party are several, and any debt arising hereunder at any time from an Obligor to any Finance Party hereto shall be a separate and independent debt. Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement, provided that if a Finance Party commences proceedings in respect of this Agreement, it shall promptly notify the Agent thereof.

3.	CONDITIONS

3.1	Initial Conditions Precedent

a)	The Agent hereby confirms to the Company that on the date of signing this Agreement it has received the documents and other evidence listed in Part I (Signing Conditions Precedent) of Schedule 3 (Conditions Precedent) and that each is in form and substance satisfactory to the Agent.

b)	The obligation of each Finance Party to participate in any Advance on the Date of the first Advance is subject to prior confirmation by the Agent to the Company and the Lenders that it has received all of the documents and other evidence listed in Part II (Closing Conditions Precedent) of Schedule 3 (Conditions Precedent) and that each is in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders upon being so satisfied.

3.2	Conditions to Advances

Subject to Clause 3.3 (Certain Funds), the Lenders shall have no obligation to make any Advance available to a Borrower unless, on both the date of the relevant Utilisation Request and the relevant Date of the Advance:

a)	no Event of Default or (other than in relation to any Advance by way of a Rollover Advance) Potential Event of Default is continuing or would result from the proposed Advance; and

b)	the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true and accurate and will remain so immediately after the Advance is made.

3.3	Certain Funds

Each Lender agrees that, prior to the end of the Certain Funds Period (but without prejudice to the rights and remedies of the Agent and the other Finance Parties following the end of the Certain Funds Period), it will not:

a)	exercise any rights of rescission, termination, cancellation, set-off or counterclaims;

b)	exercise any remedy under Clause 20 (Events of Default) or any other remedy in connection with a Finance Document;

c)	cancel its Term Loan Commitment;

d)	invoke any right or discretion for which provision is made in this Agreement requiring any prepayment or repayment of any Advance; or

e)	refuse to make available any Advance under the Term Loan Facilities for the purposes set out in paragraph a) (i) and (ii) of Clause 2.2 (Purpose and Application),

unless either:

(i)	the conditions precedent to first Advance required by paragraph b) of Clause 3.1 (Initial Conditions Precedent) have not been satisfied or waived or the respective Borrower fails to deliver a Utilisation Request in respect of such Advance; or

(ii)	a Major Representation is not correct in all material respects or will not be correct in all material respects immediately after the Advance is made; or

(iii)	a Major Event of Default is continuing or will result from the making of the Advance; or

(iv)	there is a change of control as described in Clause 10.1 (Change of Control); or

(v)	it is unlawful for the Lenders to perform any of their obligations under this Agreement.

4.	UTILISATION

4.1	Delivery of Utilisation Requests

Save as otherwise provided in this Agreement, an Advance shall be made by the Lenders to a Borrower on a Borrower’s request if:

a)	no later than the Specified Time before the proposed Date of the Advance, the Agent has received a Utilisation Request from such Borrower;

b)	the proposed Date of the Advance is a Business Day which is within the relevant Availability Period;

c)	the proposed Base Currency Amount of a Term Loan Advance is (i) equal to the amount of the corresponding Available Facility or (ii) if less than such amount, is equal to an integral multiple of USD 1,000,000;

d)	the proposed Base Currency Amount of a Facility C Advance is (i) equal to a minimum amount of USD 5,000,000 or (ii) if less, is equal to the amount of the corresponding Available Facility.

e)	immediately after the making of a Term Loan Advance, there would not be outstanding more than 3 Advances under such Term Loan Facility;

f)	immediately after the making of a Facility C Advance, there would not be outstanding more than 10 Advances under Facility C;

g)	the currency selected is the Base Currency or in case of a Facility C Advance the Base Currency or an Optional Currency;

h)	the interest rate applicable to such Advance (other than a Rollover Advance) during its first Interest Period would not have to be determined pursuant to Clause 7 (Market Disruption); and

i)	the duration of the selected Interest Period complies with the provisions of Clause 6.2 (Duration).

4.2	Lenders’ Participations

Each Lender will participate through its relevant Facility Office in each Advance under each Facility made pursuant to this Clause 4 (Utilisation) in its respective Proportion.

4.3	Reduction of Commitment

If a Lender’s Commitment under a Facility is reduced in accordance with the terms hereof after the Agent has received a Utilisation Request in respect of such Facility and such reduction was not taken into account in the relevant Available Facility, then the amount of the Advance shall be reduced accordingly.

5.	OPTIONAL CURRENCIES

5.1	Selection of Currency

a)	A Borrower shall select the currency of an Advance (which shall be in the Base Currency or an Optional Currency) in the relevant Utilisation Request.

b)	The Agent shall determine the Base Currency Amount of each Advance that is made in an Optional Currency by the Specified Time and shall notify each Lender of the amount, currency and the Base Currency Amount of each such Advance and the amount of its participation in such Advance by the Specified Time.

5.2	Conditions for Optional Currencies

a)	If a Utilisation Request has been delivered selecting an Optional Currency and before the Specified Time on any Quotation Date:

(i)	the Agent has received notice from a Lender that the relevant Optional Currency is not readily available to it or not freely transferable and convertible into the Base Currency in the amount required and for the relevant period; or

(ii)	a Lender notifies the Agent that compliance with its obligations to participate in an Advance in the relevant Optional Currency would contravene a law applicable to it,

the Agent shall notify the Company and the relevant Borrower to that effect by the Specified Time on that day.

b)	If the Agent receives a notice from a Lender pursuant to paragraph a) above (an “Affected Lender”), then the Affected Lender will be required to participate in the Advance in the Base Currency (in an amount equal to the Affected Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Advance, an amount equal to the Affected Lender’s proportion of the Base Currency Amount of the Rollover Advance that is due to be made) and its participation shall be treated as a separate Advance in the Base Currency during that Interest Period.

6.	INTEREST ON ADVANCES

6.1	Interest Periods

The period for which an Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first, which shall begin on the day such Advance is made) shall start on the last day of the preceding such period. Each Facility C Advance shall be outstanding for a single Interest Period.

6.2	Duration

The duration of each Interest Period (i) for a Facility A Advance and a Facility C Advance shall (save as otherwise provided herein) be one, two, three or six months (or such other period as the Lenders may agree), and (ii) for a Facility B Advance shall be two weeks, one month (or such other period as the Lenders may agree), in each case as the relevant Borrower may select by delivery of a duly completed Utilisation Request or, as the case may be, Interest Selection Notice to the Agent no later than the Specified Time provided that:

a)	if such Borrower fails to deliver a duly completed Interest Selection Notice, the duration of that Interest Period shall (subject to the other provisions of this Clause 6.2) one month in case of a Facility A Advance or two weeks in case of a Facility B Advance;

b)	a Borrower (or the Company on its behalf) may, in relation to Facility A only, select an Interest Period of less than 1 month if necessary to ensure that there are Facility A Advances with an aggregate Base Currency Amount equal to or greater than the relevant repayment instalment referred to in Clause 8.1 (Repayment of Facility A) (as reduced from time to time in accordance with the terms of this Agreement) which have an Interest Period ending on a Repayment Date relating to the relevant Facility for the relevant Borrower to make such repayment instalment on such date;

c)	prior to the Syndication Date, the duration of each Interest Period shall be one month or such other period as the Mandated Lead Arranger, the Agent and the Company may agree; and

d)	if it can be foreseen that a mandatory prepayment is required to be made in accordance with Clause 10.2 (Repayment from Net Proceeds) then the Borrower shall (in an Interest Selection Notice) select an Interest Period for Facility A or, as the case may be, Facility B that ends during a period of ten Business Days after the expected date of receipt of the respective Net Proceeds (as set out in the Interest Selection Notice) and the Agent shall be permitted to agree on behalf of the Lenders to Interest Periods of such duration so selected by the Borrower for such part of an Advance as is required to make the required mandatory prepayment and that part of an Advance shall (save for the purposes of Clause 4.1 e)) be treated as a separate Advance with an Interest Period ending on the date specified in the respective Interest Selection Notice.

6.3	Payment of Interest

On the last day of each Interest Period (and, if the Interest Period of any Advance exceeds 6 months, on each 6-month anniversary of the first day of such Interest Period), each relevant Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

6.4	Interest Rate

The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the applicable Margin at such time, the Mandatory Costs (if any) for such Advance at such time and the Interbank Rate on the respective Quotation Date.

6.5	Revised Margin

a)	Subject to paragraphs b) to c) below and provided that no Event of Default is continuing, if the Total Net Debt Cover is on the first Quarter Date in relation to which a Compliance Certificate is being delivered hereunder and on any Quarter Date hereafter, within the range set out in Column 1 of the table set out below, then the Margin in respect of each Facility A and Facility C shall be the percentage per annum set out opposite such range in Column 2.

Column 1 Total Net Debt Cover	Column 2%
Greater than 3.50	0.775

Equal to or less than 3.50 but greater than 3.00	0.700

Equal to or less than 3.00 but greater than 2.50	0.625

Equal to or less than 2.50 but greater than 2.00	0.550

Equal to or less than 2.00 but greater than 1.50	0.475

Equal to or less than 1.50	0.400

b)	Any revised Margin provided for in this Clause 6.5 shall take effect on the date falling one Business Day after the delivery of the Compliance Certificate relating to the relevant period pursuant to Clause 17.2 (Compliance Certificates).

c)	Upon the occurrence of an Event of Default, the applicable Margin relating to Facility A Advances and Facility C Advances shall be 0.775 per. cent per annum for so long as the relevant Event of Default is continuing.

6.6	Consolidation of Term Loan Advances

If two or more Interest Periods relating to Term Loan Advances denominated in the same currency and made to the same Borrower under the same Term Loan Facility end at the same time, then on the last day of those Interest Periods, the Term Loan Advances to which those Interest Periods relate shall be consolidated into and treated as a single Term Loan Advance under such Term Loan Facility.

6.7	Division of Term Loan Advances

Subject to the requirements of Clause 4.1 (Delivery of Utilisation Requests) and Clause 6.2 (Duration), a Borrower may (by not less than 4 Business Days’ prior notice to the Agent) direct that any Term Loan Advance borrowed by it shall, at the beginning of the next Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Term Loan Advances in aggregate equalling the Base Currency Amount of the Term Loan Advance being so divided, as specified by such Borrower in such notice.

7.	MARKET DISRUPTION

If, in relation to any Interest Period:

a)	the Interbank Rate is to be determined by reference to Reference Banks and (at or about 11:00 a.m. on the Quotation Date for the relevant Interest Period) none or only one of the Reference Banks supplies a rate for the purpose of determining the Interbank Rate for the relevant period; or

b)	before the close of business on the Quotation Date for such Interest Period, the Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate 35% or more of the relevant Advance is (or, if an Advance were then made, would be) owed that the Interbank Rate does not accurately reflect the cost of funding its participation in such Advance, then, notwithstanding anything contrary in this Agreement:

(i)	the Agent shall notify the Company, the relevant Borrower and the Lenders of such event and any proposed Advance (other than a Rollover Advance) shall not be made;

(ii)	the rate of interest applicable to outstanding Advances shall be the weighted average (rounded to 4 decimal places) of the rates notified by each Lender to the Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to such Lender of funding such Advance during such Interest Period; and

(iii)	if the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing an alternative basis for determining the rate of interest which shall be binding on each party hereto.

8.	REPAYMENT OF FACILITIES

8.1	Repayment of Facility A

The relevant Borrowers shall repay the Advances under Facility A by repaying on each of the dates set out in Column 1 of the table below (each a “Repayment Date”) the instalments set out opposite such Repayments Dates in Column 2 :

Repayment Date	Instalment
Date falling two years after the date of this Agreement	USD 25,000,000

Date falling three years after the date of this Agreement	USD 50,000,000

Date falling four years after the date of this Agreement	USD 75,000,000

Final Maturity Date	Remaining Advances outstanding at such time.

No amount repaid in relation to Facility A may be re-borrowed.

8.2	Repayment of Facility B

The relevant Borrowers shall repay the Advances under Facility B outstanding on the Final Maturity Date relating thereto. No amount repaid in relation to Facility B may be re-borrowed.

8.3	Repayment of Facility C

Each relevant Borrower shall (subject to Clause 9 (Rollover of Facility C) below) repay in full (i) the amount of each Facility C Advance made to it on the Repayment Date relating thereto and (ii) the amount of all Facility C Outstandings on the Final Maturity Date. During the Availability Period and subject to the provision of Clauses 3 (Conditions) and 4 (Utilisation), amounts repaid in accordance with this Clause 8.3 (Repayment of Facility C) may be re-borrowed.

9.	ROLLOVER OF FACILITY C

Where, on the same day on which a Borrower is due to repay a Facility C Advance, such Borrower has also requested a new Facility C Advance in the same currency and in the same or in a lesser amount as the Facility C Advance to be repaid (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clauses 3.2 (Conditions to Advances), the amount to be so repaid and the amount to be so drawn down shall be netted off against each other, so that the amount to be repaid or advanced shall be the net amount remaining after such netting off.

10.	MANDATORY PREPAYMENT

10.1	Change of Control

a)	If at any time after the date hereof (i) a person (other than Stichting Preferente Aandelen Qiagen) holds at least 50 per cent. of the voting rights in the Company (including voting rights attributed to such person pursuant to paragraph b) below) or (ii) the description in the objects clause in the articles (doelomschrijving) of Stichting Preferente Aandelen Qiagen is changed from the description as at the date hereof unless otherwise agreed with the Majority Lenders, if at that time Stiching Preferente Aandelen Qiagen holds at least 50 per cent. of the voting rights in the Company (including voting rights attributed to such person pursuant to paragraph b) below), then, in each such case, the Available Facilities shall immediately be cancelled in full, the Commitments of each Lender in respect of each Facility shall be reduced to zero and each Borrower shall make (and the Company will procure) such payments to ensure that all Outstandings are immediately repaid in full together with unpaid interest accrued thereon and all other amounts payable pursuant to this Agreement.

b)	For the purpose of paragraph a) of this Clause, a person shall be deemed to hold 50 per cent. of the voting rights in the Company if that person, or none or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote (stemgerechtigden) can, alone or together, exercise more than 50 per cent. of the voting rights in the general meeting of shareholders (algemene vergadering) of the Company.

10.2	Repayment from Net Proceeds

a)	Subject to paragraph b) below, each Borrower shall make such payments to ensure that an amount equal to any net cash proceeds (and in respect of all transactions referred to under (iii) below only the net cash proceeds exceeding USD 100,000,000 during the lifetime of the Facilities) received by any member of the Group from any person or entity other than a member of the Group in connection with:

(i)	the disposal of the Target Group (in whole or in part) or disposal of all or substantially all of the assets or business of the Target Group, whether in a single transaction or a series of related transactions, other than the sale, transfer or other disposal of the shares of the Target prior to the Delisting;

(ii)	any claim under or in relation to the Merger Agreement (including any purchase price adjustment made in respect of the Acquisition) or the Reports;

(iii)	any debt capital market transactions;

(iv)	(for as long as there are Facility B Advances outstanding) any equity capital market transactions unless the shares to be issued in such an equity capital market transaction shall be used as consideration for acquisitions permitted by paragraphs b) (ii) and (iii) of Clause 19.17 (Restrictions on Acquisitions); and/or

in each case after deducting:

(A)	the amount of any taxes required to be paid as a result of such disposal or claim; and

(B)	all other reasonable fees, costs and expenses incurred by any continuing member of the Group in arranging or effecting such claim;

(the “Net Proceeds”) are applied by the Borrowers in or towards repayment of Outstandings under the respective Term Facility not later than at the end of then current Interest Period of the respective Advance.

b)	Any amounts repaid pursuant to this Clause 10.2 (Repayment from Net Proceeds) shall be applied by the Borrower firstly in repayment of outstanding Advances under the Facility B until repaid in full and thereafter, in the case of repayments pursuant to paragraph a) (i) and (iii) of Clause 10.2 (Repayment from Net Proceeds), in repayment of any outstanding Advances under Facility A against unpaid instalments of Facility A in chronological order. The relevant Commitments of the Lenders shall be cancelled in an amount equal to each amount repaid in relation to the Facilities, and each Lender’s relevant Commitment shall be reduced proportionately.

c)

Any amount referred to in this Clause 10.2 (Repayment from Net Proceeds) required to be applied in repayment of Facility A Outstandings shall be deposited in an interest bearing holding account (a “Holding Account”) in the name of the relevant Borrower held with the Agent pending the end of the then current Interest Period in respect of any Advances being repaid if the remaining term of the current Interest Period is longer than three month. So long as there are any

Outstandings under Facility A or Facility B, no amount shall be withdrawn from any Holding Account by any member of the Group or the Agent other than (i) to make repayment in accordance with this Clause 10.2 (Repayment from Net Proceeds) or (ii) after an Event of Default has occurred and notice of Acceleration has been given by the Agent, for applications by the Agent of the whole or any part of the sums standing to the credit of any Holding Account in or towards payment of any sums due and unpaid at such time from any Obligor under the Finance Documents.

10.3	Prepayments subject to law

All prepayments referred to under Clause 10.2 (Repayment from Net Proceeds) are subject to permissibility under local law (e.g. financial assistance, corporate benefit restrictions on up-streaming of cash intra-group and the fiduciary and statutory duties of the directors (whether managing or supervisory directors) of the relevant company). Amounts not applied in prepayment as a consequence of the foregoing provisions shall be available for working capital purposes of the Group. Each of the Obligors undertakes to use all reasonable endeavours to overcome any such restrictions and/or minimise any such costs of prepayment. If at any time such restrictions are removed, any relevant proceeds will be immediately applied in prepayment of the Term Loan Facilities at the end of the next Interest Period.

11.	CANCELLATION AND VOLUNTARY PREPAYMENT

11.1	Voluntary Cancellation of Facilities

The Company may, by giving to the Agent not less than three days prior written notice to that effect, cancel the whole or any part (being an amount of not less than USD 5,000,000 or, if less, being an amount which is equal to the amount of the corresponding Available Facility) of any Available Facility. Any such cancellation shall reduce each Lender’s share of the Available Facility and the Commitments in respect of such Facility rateably.

11.2	Voluntary Prepayment of Advances

a)	The Borrower to whom an Advance has been made shall, if it has given to the Agent not less than 10 days’ prior written notice to that effect, prepay such Advance in whole or in part (being an amount of not less than USD 5,000,000 or, if less, being an amount which is equal to the amount of the corresponding Outstandings of the relevant Facility).

b)	Any amounts prepaid pursuant to this Clause 11.2 (Voluntary Prepayment of Advances) shall be applied by the Borrower firstly in repayment of outstanding Advances under Facility B until repaid in full and thereafter in repayment of any outstanding Advances under Facility A against unpaid instalments of Facility A in chronological order.

11.3	Right of Repayment and Cancellation or Transfer of Single Lender

a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased pursuant to Clause 12.1 (Taxes Payable); or

(ii)	any Lender claims indemnification from an Obligor under Clause 12.1 (Taxes Payable) or Clause 13.1 (Increased Costs),

any relevant Borrower or the Company may, whilst such circumstance continues, give the Agent at least 10 Business Days’ prior:

(A)	written notice (a “Cancellation/Prepayment Notice”) of cancellation of such Lenders’ Commitments and of its intention to repay such Lender’s share of the Outstandings; or

(B)	written notice (a “Transfer Notice”) requesting a transfer of all of the rights, benefits and obligations of such Lender (a “Transferor Lender”) under the Finance Documents to another bank, financial institution or person regularly engaged in or established for the purpose of making or investing in loans or other financial assets that is willing to assume such rights, benefits and obligations as such Borrower or the Company may nominate in such notice.

b)

On receipt by the Agent of a Cancellation/Prepayment Notice, the Commitments of such Lender shall immediately be reduced to zero. On the last day of each Interest Period ending after such Borrower or the Company has given a

Cancellation/Prepayment Notice to the Agent (or, if earlier the date specified in such notice), each Borrower to which an Advance is outstanding shall repay such Lender’s portion of each Advance to which such Interest Period relates together with such additional amounts referred to in paragraphs a)(i) and (ii) above (if any).

c)	Following receipt of a Transfer Notice, the Transferor Lender will transfer all of its rights, benefits and obligations under the Finance Documents to the Lender nominated in that Transfer Notice. Any such transfer shall be against payment by that Lender of amounts equal to the Transferor Lender’s participation in each Advance together with interest and any other sum accrued to the Transferor Lender under this Agreement as well as the Transferor Lender’s costs and expenses in respect of such transfer. Any such transfer shall be subject to the provisions of Clause 30.3 (Assignments or Transfers by Lenders) and Clause 30.4 (Procedure for Transfer).

11.4	Miscellaneous Provisions

a)	Any notice of prepayment or cancellation under this Agreement shall be irrevocable and shall oblige the relevant Borrower to make such prepayment in the amount and on the date specified therein.

b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 24.2 (Break Costs), without premium or penalty.

c)	No amount prepaid under the Term Loan Facilities may subsequently be re-borrowed. No amount of the Commitments cancelled or reduced under this Agreement may subsequently be reinstated.

d)	No Borrower shall repay all or any part of any Advance or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.	TAXES

12.1	Taxes Payable

a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to a Lender. If the Agent receives such notification from a Lender, it shall promptly notify the Company and that Obligor.

c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been received if no Tax Deduction had been required.

d)	An Obligor is not required to make an increased payment to a Lender under paragraph c) above, if on the date on which the payment falls due the provisions of Clause 12.2 (Qualifications to Taxes Payable) apply.

e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2	Qualifications to Taxes Payable

a)	An Obligor is not required to make a payment under Clause 12.1 (Taxes Payable) for a Tax Deduction, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph b) below.

b)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax Indemnity

a)	The Company shall (within 5 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of a Finance Document.

b)	If any amounts are payable in respect of taxes pursuant to the preceding sentence, then the Company shall be obligated to reimburse each Protected Party (for the purposes of this Clause 12.3 b) Protected Party shall only mean such Protected Party subject to any United States federal income tax), upon the written request of such Protected Party, for taxes imposed on or measured by the net income of such Protected Party pursuant to the laws of the jurisdiction in which such Protected Party is organised or in which the principal office or applicable lending office of such Protected Party is located or under the laws of any political subdivision or taxing authority thereof or therein and for any Tax Deduction as such Protected Party shall determine are payable by, or withheld from, such Protected Party in respect of such amounts so paid to or on behalf of such Protected Party pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Protected Party pursuant to this sentence.

c)	Paragraph a) above shall not apply:

(i)	with respect to any tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated; or if different, the jurisdiction (or jurisdiction) in which that Finance Party is treated as resident for tax purposes, or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(C)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1 (Taxes Payable); or

(D)	would have been compensated for by an increased payment under Clause 12.1 (Taxes Payable) but was not so compensated solely because one of the exclusions in Clause 12.2 (Qualifications to Taxes Payable) applied.

d)	A Protected Party making, or intending to make a claim under paragraph a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

e)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax Indemnity), notify the Agent.

12.4	Tax Credits

a)	If, following any payment by any Obligor under Clause 12.1 (Taxes Payable) or Clause 12.3 (Tax Indemnity), any Lender determines in its sole discretion, that a Tax credit against, relief or remission for, or repayment of, any Tax is attributable to such payment and it has used or has retained such a credit, the Lender must pay an amount to the Obligor which that Lender determines will leave it (after that payment) in the same after-tax position as it would have been if such payment had not been required to be made by the Obligor.

b)	Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such

Lender) to file any certificate or document or to furnish to any Non-US Borrower any information, in each case, as reasonable requested by the Non-US Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes.

c)	Nothing in this Clause 12.4 (Tax Credits) a) or b) shall oblige any Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.

12.5	IRS Tax Forms

Any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to payment from an US Obligor without a Tax Deduction for United States federal withholding taxes, shall as soon as reasonably practicable a) to the extent able to do so without breaching any legal or regulatory restrictions or having to disclose any confidential information, deliver to such US Obligor, with a copy to the Agent, at the time or times prescribed by applicable law, (i) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8ECI (or successor form), whichever is relevant, certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder, (ii) in the case of each such Lender, if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (or successor form) (certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes) pursuant to Clause (i) above, (x) a statement certifying that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and (y) two accurate and complete originally executed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder or (iii) in the case of each such Lender, if a Lender is a foreign intermediary or flow-through entity for United States federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for United States federal withholding taxes with respect to all payments hereunder, and b) to the extent able do so without breaching any legal or regulatory restrictions or having to disclose any confidential information at such times, provide to such US Obligor, with a copy to the Agent) new Forms W-8BEN, W-8ECI or W-8IMY (or any successor), whichever is relevant, from time to time upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, any Tax Deduction for United States federal withholding taxes with respect to any payment hereunder.

13.	INCREASED COSTS

13.1	Increased Costs

Subject to Clause 15 (Mitigation), if, by reason of the introduction or implementation of or any change in any law or in its interpretation or application (whether or not having the force of law) or the compliance with any law made after the date of this Agreement:

a)	there is a reduction in the rate of return from the Facilities or on a Finance Party’s (or any Holding Company or Subsidiary of such Finance Party) overall capital;

b)	there is an additional or increased cost; or

c)	there is a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any Holding Company or Subsidiary of such Finance Party in any Interest Period beginning after the day on which the Agent has notified the Company in accordance with paragraph a) of Clause 13.2 (Increased Costs Claims) (to the extent attributed to that Finance Party performing its obligations under any Finance Document or funding or maintaining its Commitments hereunder) then each Borrower shall indemnify that Finance Party (or any Holding Company or Subsidiary in respect thereof).

13.2	Increased Costs Claims

a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to such claim, following which the Agent shall notify the Company thereof.

b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its increased costs.

13.3	Exceptions

a)	Clause 13.1 (Increased Costs) does not apply to the extent any increased cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph b) of Clause 12.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation, which implements Basel II (whether such implementation, application or compliance is by a government, regulator Finance Party or any of its affiliates); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

b)	In this Clause 13.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 1.1 (Definitions).

14.	ILLEGALITY

Subject to Clause 15 (Mitigation), if it becomes unlawful for any Finance Party to perform any of its obligations under this Agreement or to fund or maintain its Commitment hereunder, that Finance Party shall (promptly after becoming aware of the same) deliver to the Agent a notice to that effect and:

a)	on receipt of such notice, the Commitments of such Finance Party shall immediately be reduced to zero; and

b)	each relevant Borrower shall repay that Finance Party’s participation in the Outstandings on the last day of the Interest Period for each outstanding Advance occurring after the Agent has received such notice or, if earlier, the date specified by such Finance Party in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

15.	MITIGATION

a)	If any Borrower is obliged to make any payment pursuant to Clause 12.1 (Taxes Payable), Clause 12.3 (Tax Indemnity), Clause 13.1 (Increased Costs) or Clause 14 (Illegality) or if any event set out in Clause 7 (Market Disruption) occurs in respect of a Finance Party, such Finance Party shall (without prejudice to its own position) consider what other steps it might reasonably take that are not detrimental to such Finance Party (including a change in its Facility Office) with a view to mitigating the effect of such circumstances.

b)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under paragraph a) above.

16.	REPRESENTATIONS AND WARRANTIES

Save as set out in Clause 16.24 (Repetition of Representations and Warranties), each Obligor represents and warrants to each of the Finance Parties as set out in this Clause 16 on its own behalf and, in addition, the Company represents and warrants to each of the Finance Parties as set out therein on behalf of each other member of the Group, in each case on the date hereof.

16.1	Due Organisation and Power

It is duly organised and validly existing under the laws of its jurisdiction of incorporation or establishment. It has the power to (a) own its assets and (b) carry on its business as it is being conducted.

16.2	Governing Law and Judgments

Subject to the Legal Reservations, in any proceedings taken in its Relevant Jurisdiction in relation to any of the Transaction Documents, the choice of law expressed in such documents to be the governing law thereof (and any judgment obtained in such jurisdiction) will be recognised and enforced.

16.3	Execution of Finance Documents

Subject to the Legal Reservations, the obligations expressed to be assumed by it in the Finance Documents are legal and valid obligations binding on, and enforceable against, it. Its execution of the Finance Documents (and its exercise of its rights and performance of and compliance with its obligations thereunder) does not and will not:

a)	breach or constitute a default or termination event under any agreement or instrument binding upon it (or any of its assets);

b)	contravene its constitutional documents; or

c)	contravene any applicable law,

to an extent which has or is reasonably likely to have a Material Adverse Effect or could be expected to cause a Finance Party to incur a material liability to a third party,

d)	or oblige any member of the Group to create any Security or result in the creation of any Security over any assets of a member of the Group other than as permitted under this Agreement.

16.4	Power and Authority

a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

b)	No limit on its powers will be exceeded as a result of the borrowing, giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

16.5	Validity and Admissibility in Evidence

a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(ii)	subject to the Legal Reservations, to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, have been obtained or effected and are in full force and effect.

b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect such Authorisations has or is reasonably likely to have a Material Adverse Effect.

16.6	No Material Proceedings

No action or administrative proceedings of (or before) any court, tribunal, arbitrator or agency (including, but not limited to, investigative proceedings) which are reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief, having made due and careful enquiry) threatened against it or its assets.

16.7	No Breach of Laws

a)	It has not (and none of its Subsidiaries has) breached any law (including laws pertaining to environmental matters) which breach has or is reasonably likely to have a Material Adverse Effect.

b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

16.8	Financial Statements

The Original Financial Statements, the latest published unaudited consolidated interim reports and its most recent financial statements prepared and delivered pursuant to Clause 17.1 (Financial Statements):

a)	were prepared in accordance with the Relevant Accounting Principles, consistently applied; and

b)	save as disclosed therein, present (in the case of audited financial statements) a true and fair view of or (in the case of unaudited financial statements) represent its financial condition and operations (consolidated in the case of the Company) as at the date of which the same were prepared.

16.9	No Material Adverse Change

Since the date as at which the Original Financial Statements were stated to be prepared, there has been no change that has or is reasonably likely to have a Material Adverse Effect.

16.10	Claims Pari Passu

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, save those whose claims are mandatorily preferred by any applicable law, including bankruptcy, insolvency, liquidation or similar laws of general application.

16.11	No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdiction of incorporation, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them or the transactions contemplated thereunder.

16.12	No Deduction

It is not required to make any deduction or withholding on account of tax from any payment it may make under any Finance Document to which it is party, save for withholding required by the relevant applicable law.

16.13	Ownership

a)	Each Obligor (other than the Company) is a wholly-owned Subsidiary of the Company.

b)	All of the shares in the Target are or will be on the Settlement Date legally and beneficially owned by the Borrowers free from any third party rights.

16.14	No Winding-Up and Solvency

a)	None of the events described in Clause 20.5 (Insolvency and Rescheduling) to Clause 20.8 (Failure to Comply with Enforceable Judgment) have occurred in relation to it.

b)	Each US Obligor is solvent.

16.15	No Defaults

a)	No Event of Default or Potential Event of Default is continuing or is reasonably likely to result from any Advance or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

b)	No other event or circumstance is outstanding which constitutes a default or potential default (however described) under any other agreement or instrument which is binding on it or any of its assets which has or is reasonably likely to have a Material Adverse Effect.

16.16	Information

a)	All of the written information supplied to the Finance Parties in connection with the Finance Documents is true, complete and accurate in all material respects. It is not aware of any material facts or circumstances that have not been disclosed to the Finance Parties which has or, if disclosed, is reasonably likely to have an adverse affect on the decision of a person considering whether or not to provide financing to the Obligors.

b)	The Forecast Information, if any, has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and nothing has been omitted and no information has been given or withheld that results in the Forecast Information being untrue or misleading at the date of the relevant Forecast Information in any material respect.

16.17	Security/Guarantees/Financial Indebtedness

a)	Save as permitted under Clause 19.8 (Negative Pledge), no Security (or agreement to create the same) exists over all or any of its present or future assets.

b)	Save as permitted under Clause 19.11 (Restrictions on Financial Indebtedness), it has not incurred (or agreed to incur) any Financial Indebtedness.

16.18	Intellectual Property

All transactions in relation to Intellectual Property with third parties by any member of the Group have been concluded on an arm’s length basis and at fair market value.

16.19	Merger Agreement

a)	It has complied with all terms of the Merger Agreement and no material right or entitlement of any member of the Group under the Merger Agreement has been waived or modified where such waiver or modification could be adverse to the interests of the Lenders (except with the written consent of the Majority Lenders).

b)	Its execution of the Merger Agreement (and its exercise of its rights and performance of and compliance with its obligations thereunder) does not and will not:

(i)	breach or constitute a default or termination event under any agreement or instrument binding upon it (or any of its assets);

(ii)	contravene its constitutional documents;

(iii)	contravene any applicable law,

to an extent which has or is reasonably likely to have a Material Adverse Effect.

c)	All corporate Authorisations required:

(iii)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Merger Agreement to which it is a party; and

(iv)	subject to the Legal Reservations, to make the Merger Agreement to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

c)	All (governmental, regulatory and third party) consents, licenses, approvals and other clearances or authorisations (including, without limitation any approval from any cartel regulation authority) required under the Merger Agreement have been obtained and are in full force and effect.

16.20	Money Laundering Act

Each Borrower hereby confirms to each Lender that all Advances made by it under this Agreement will be made solely for its own account or for the account of one of its Subsidiaries and that, accordingly, such Borrower qualifies as an economic beneficiary (wirtschaftliche Berechtigter) under Section 8 of the German Money Laundering Act (Geldwäschegesetz) or its equivalent in any other jurisdiction.

16.21	Compliance with ERISA

Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favourable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) or is comprised of a master or prototype plan that has received a favourable opinion letter from the IRS covering all applicable tax laws prior to EGTRRA; no Reportable Event has occurred; no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and each Multiemployer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of each of the Company and its Subsidiaries; none of the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of any Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a material risk to any of the Company or any Subsidiary of the Company or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which any of the Company, any Subsidiary of the Company or any ERISA Affiliate may be directly or indirectly liable; none of the Company nor any Subsidiary of the Company nor any ERISA Affiliate has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its Subsidiaries and their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date hereof, would not exceed US Dollars 0; no lien imposed under the Code or ERISA on the assets of any of the Company or any Subsidiary of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan; and the Company and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

Whether expressed or implied, each of the representations and warranties in this Clause 16.21 (Compliance with ERISA) shall be of no effect unless a breach of such representation or warranty results in a Material Adverse Effect.

16.22	Investment Company Act

Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

16.23	Margin Stock

Neither the Company nor any of its Subsidiaries is engaged in the business of purchasing or carrying Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no Advance or the proceeds thereof will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock; provided that a Borrower may purchase Margin Stock of the Target prior to the Delisting (and the Guarantor may guarantee such Borrower’s obligations under this Agreement) pursuant to the Merger with proceeds of the Facilities, so long as all such shares of Margin Stock of the Target so purchased are cancelled or extinguished upon the consummation of the Merger the Delisting occurs within the time period set forth in Clause 19.8 (Delisting) and the shares of the merger subsidiary do not constitute a Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

16.24	Repetition of Representations and Warranties

The representations and warranties in this Clause 16 (Representations and Warranties), other than those contained in Clauses 16.9 (No Material Adverse Change), 16.11 (No Filing or Stamp Taxes), 16.12 (No Deduction) and 16.15 (No Defaults), are deemed to be repeated by the relevant Obligor and the Company on behalf of each other member of the Group by reference to the facts and circumstances then existing:

a)	on each date a Utilisation Request is delivered;

b)	on the first day of each Interest Period; and

c)	on the Syndication Date.

17.	FINANCIAL INFORMATION

The undertakings in this Clause 17 shall remain in force from the date of this Agreement for as long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial Statements

The Company shall provide to the Agent in sufficient copies for all the Lenders as soon as the same become available:

a)	but in any event within three months after the end of each of its financial years, its audited consolidated financial statements;

b)	but in any event within five months after the end of each other Obligor’s financial years, the audited (if available or legally required to be procured) or unaudited unconsolidated financial statements of each other Obligor for that financial year; and

c)	but in any event within two months after the end of each financial quarter its unaudited consolidated quarterly financial statements including a balance sheet, profit and loss account and cash flow statement.

17.2	Compliance Certificates

The Company shall supply to the Agent a compliance certificate (a “Compliance Certificate”) (in each case substantially in the form of Schedule 6 (Form of Compliance Certificate) or such other form as may be agreed between the Agent and the Company) confirming, inter alia, compliance with the financial covenants set out in Schedule 5 (Financial Covenants) signed by two authorised members of the managing board of the Company (one of which is a senior financial officer of the Company) with each set of financial statements delivered pursuant to paragraphs a) and c) of Clause 17.1 (Financial Statements) and, in addition, in case of financial statements delivered according to paragraph a) of Clause 17.1 (Financial Statements) (other than for the financial year ending 31 December 2007) such Compliance Certificate to be accompanied by a separate confirmation by its auditors reporting, inter alia, on the proper extraction of the numbers used in the financial covenant calculations in such manner (if any) as the auditors shall specify with each set of financial statements delivered by it pursuant to paragraph a) of Clause 17.1 (Financial Statements).

17.3	Accounting Policies

a)	Each Obligor shall ensure that each set of financial statements delivered pursuant to this Clause 17 is prepared in accordance with the Relevant Accounting Principles and using accounting policies, practices, procedures and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

b)	Any reference in this Agreement to “the financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

c)	If the Company notifies the Agent of a change of the Relevant Accounting Principles, accounting practices and financial reference periods then the Company may request negotiations with the Agent and upon such request the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of the financial covenants contained in Schedule 5 (Financial Covenants) (including without limitation the headroom for such financial covenants) and the Total Net Debt Cover ratios set out in paragraph a) of Clause 6.5 (Revised Margin); and

(ii)	if so, any amendments to the financial covenants contained in Schedule 5 (Financial Covenants) and the Total Net Debt Cover ratios set out in paragraph a) of Clause 6.5 (Revised Margin) which may be necessary to ensure that the changes do not result in any material alteration in the commercial effect of those financial covenants contained in Schedule 5 (Financial Covenants) and the Total Net Debt Cover ratios set out in paragraph a) of Clause 6.5 (Revised Margin) as against the basis on which the Original Financial Statements were prepared, and if any amendments are agreed they shall take effect and be binding on all parties to this Agreement in accordance with their terms.

d)

If the Company does not request negotiations in accordance with this paragraph c) or if the Company and the Agent fail to agree on the adjustments referred to above 30 days after the request for negotiations has been made, then within 15 Business Days after the expiry of the 30 day period, the Company shall instruct its auditors to provide to the Agent a description of the changes to the financial statements and sufficient information and in such detail and format as may be reasonably required by the Agent, to enable the Agent to determine whether the financial covenants contained in Schedule 5 (Financial Covenants) have been complied with and/or the Total Net Debt Cover ratios set out in paragraph a) of Clause 6.5 (Revised Margin) need to be re-calculated and make an accurate comparison between the financial position indicated in the financial statements after such changes compared to the position in accordance with the Original Financial Statements.

17.4	Forecast Information

The Company shall provide to the Agent in sufficient copies for all the Lenders in the case of an acquisition or a series of related transactions to acquire a company, business or undertaking where the gross purchase price for such acquisition or related transaction (including assumed debt and any other non-cash consideration but excluding deferred consideration which becomes due and payable after the Final Maturity Date of the Term Loan Facilities):

a)	is USD 150,000,000 or more as soon as possible (subject to any confidentiality consideration), but not later than on the day of the announcement of such acquisition with Forecast Information, and thereafter annually together with each set of financial statements delivered by it pursuant to paragraph a) of Clause 17.1 (Financial Statements) with such information as is publicly available;

b)	is less than USD 150,000,000 but at any time the gross purchase price for such acquisition or related transaction (including assumed debt and any other non-cash consideration but excluding deferred consideration which becomes due and payable after the Final Maturity Date of the Term Loan Facilities) is USD 20,000,000 or more as soon as possible (subject to any confidentiality considerations), but not later than 20 days after the announcement of such acquisition (or in case of a series of transactions within 20 days after the announcement of such acquisition the gross purchase price of which when aggregated with the gross purchase price of other acquisitions is in excess of USD 20,000,000) with Forecast Information for the current financial year and the following three financial years; and

c)	is less than USD 20,000,000 as soon as possible (subject to any confidentiality consideration), but not later than 20 days after the announcement of such acquisition the latest available audited financial statement of the respective target (if any) and such reports (if any) which have been prepared by the advisers to the Company in preparation of such acquisition provided that, if in the opinion of the Agent (acting reasonably) such acquisition could materially adversely affect the financial condition of the Group, the Company shall provide Forecast Information in relation to such acquisition within 20 days after the request of the Agent.

17.5	Other Information

a)	The Company shall provide to the Agent in sufficient copies for all the Lenders information regarding the integration process following the Acquisition together with each Compliance Certificate commencing with the Compliance Certificate to be provided with the quarterly financial statements in relation to the financial quarter ending 30 September 2007.

b)	Each Obligor shall promptly supply such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender).

c)	Each Obligor shall promptly supply such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out all necessary “know your customer” checks.

18.	FINANCIAL CONDITION

The Company shall ensure that the financial condition of the Group shall adhere to the provisions set out in Schedule 5 (Financial Covenants). This undertaking shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.	UNDERTAKINGS

The undertakings in this Clause 19 shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Positive Undertakings

19.1	Maintenance of Legal Validity and Legal Status

Each Obligor shall (and shall procure that each of its Subsidiaries shall) (a) do all such things as are necessary to maintain its existence as a legal entity, (b) promptly obtain, comply with and do all that is necessary to maintain in full force and effect all Authorisations required under any laws of its Relevant Jurisdiction to enable it to enter into and perform its obligations under the Transaction Documents to which it is a party, and (c) ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdiction of the Transaction Documents to which it is party.

19.2	Application of Utilisations

Each Borrower shall apply the proceeds of each Advance exclusively for the applicable purposes specified in Clause 2.2 (Purpose and Application).

19.3	Event of Default

Each Obligor shall promptly notify the Agent of the occurrence of an Event of Default or a Potential Event of Default.

19.4	Insurance

Each Obligor shall (and shall procure that each of its Subsidiaries shall) effect and maintain insurances (other than insurances against the risk of terrorism) on its business (and in relation to its assets) to such extent as is usual for prudent companies carrying on a business such as that carried on by such member of the Group.

19.5	Compliance with Applicable Laws

Each Obligor shall (and shall procure that each of its Subsidiaries shall) (a) comply with all applicable laws (including laws pertaining to environmental matters) to which it may be subject and (b) obtain, maintain and ensure compliance with all Authorisations (including all environmental permits) required in connection with the business and the conduct thereof carried on from time to time, in each case where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.6	Claims Pari Passu

Each Obligor shall (and shall procure that each of its Subsidiaries shall) ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors (save those whose claims are mandatorily preferred by any applicable law, including bankruptcy, insolvency, liquidation or similar laws of general application).

19.7	Intellectual Property Rights

Each Obligor shall (and shall procure that each of its Subsidiaries shall) ensure that any transactions in relation to Intellectual Property with third parties by any member of the Group have been concluded on an arm’s length basis and at fair market value.

19.8	Delisting

The Company shall cause the Delisting to occur no later than 10 days after the Settlement Date.

Negative Undertakings

19.9	Negative Pledge

a)	No Obligor shall (and shall procure that none of its Subsidiaries shall) create or permit to subsist any Security over any of its present or future assets.

b)	No Obligor shall (and shall procure that none of its Subsidiaries shall) dispose or agree to dispose of:

(i)	any of its assets on terms whereby they are or may be leased to or reacquired or acquired (other than pursuant to a sale and leaseback transaction on normal commercial terms) by any Obligor;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness.

c)	Paragraphs a) and b) above shall not apply to any Security which:

(i)	is an Existing Encumbrance provided that (i) such Existing Encumbrance and (ii) any such Security in respect of Financial Indebtedness to be refinanced by the Facilities shall be released without undue delay or, with respect to any land charges, shall be transferred to the member of the Group in connection with such refinancing;

(ii)	arises in the ordinary course of business solely by operation of law or on the basis of customary general terms and conditions (and not as a result of any default or omission on the part of any member of the Group);

(iii)	arises under cash-pooling agreements and hedging agreements entered into in the ordinary course of business;

(iv)	is created with the prior written consent of the Majority Lenders;

(v)	is securing inter-company loans not existing as of the date hereof which (if such loans are made by an Obligor) are subordinated to the Outstandings on terms acceptable to the Agent;

(vi)	is over or affecting an asset of any entity which becomes a member of the Group after the date of this Agreement, provided that:

(A)	such Security is created prior to the date on which such entity becomes a member of the Group;

(B)	such Security was not created in contemplation of the acquisition of that entity; and

(C)	the principal amount secured by such Security has not been increased in contemplation of or since the acquisition of that entity;

(vii)	is over or affecting an asset acquired by any member of the Group after the date of this Agreement provided that:

(A)	such Security was not created in contemplation of that asset being acquired; and

(B)	the principal amount secured by such Security has not been increased in contemplation of or since the acquisition of that asset;

(viii)	secures Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness having the benefit of Security given by any member of the Group) does not exceed USD 20,000,000 (or its equivalent in other currencies) at any time; or

(ix)	prior to the Delisting is over or affecting any shares of the Target held by any member of the Group.

19.10	Restrictions on Loans, Guarantees, Indemnities and other Assurances

a)	No Obligor shall (and shall procure that none of its Subsidiaries shall) be a creditor in respect of any Financial Indebtedness under paragraphs a), b) c), e), f) and j) (“Loans”) of the definition of Financial Indebtedness only and provided that paragraph j) of the definition shall only refer to items contained in paragraphs a), b), c), e) and f) thereof or incur or allow to remain outstanding any guarantee in respect of any obligation of any entity or person which is not a member of the Group.

b)	Paragraph a) above shall not apply to any:

(i)	Loans or guarantees granted by a member of the Group to another member of the Group;

(ii)	Loans granted to Preanalytix GmbH (Switzerland) provided that the joint venture partner provide loans, on a pro rata basis;

(iii)	the Existing Loans;

(iv)	Loans or guarantees made or given by any member of the Group on normal commercial terms in the ordinary course of business; and

(v)	Loans or guarantees not permitted by the preceding paragraphs where the aggregate amount of such loans, guarantees, indemnities or other assurances does not exceed USD 25,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

19.11	Restrictions on Financial Indebtedness

a)	No Subsidiary of the Company (other than Qiagen North American Holdings, Inc. and Qiagen Deutschland Holding GmbH or a Subsidiary of the Company the sole purpose of which is raising financing for the Group, hereinafter a “Financing Subsidiary”) shall incur or allow to remain outstanding any Financial Indebtedness.

b)	Paragraph a) above shall not apply to any Financial Indebtedness:

(i)	arising under the Finance Documents;

(ii)	arising under any hedging transaction entered into in connection with this Agreement;

(iii)	arising between members of the Group;

(iv)	arising under loans granted by Preanalytix GmbH (Switzerland) to any member of the Group;

(v)	which is Existing Financial Indebtedness provided that any Financial Indebtedness to be refinanced by the Facilities shall be repaid in full in connection with the first Advance under the Facilities;

(vi)	incurred with the prior written consent of the Majority Lenders;

(vii)	incurred by any member of the Target Group and existing on the Settlement Date; and

(viii)	any other Financial Indebtedness incurred by members of the Group (other than the Company, Qiagen North American Holdings, Inc. and Qiagen Deutschland Holding GmbH and any Financing Subsidiary) not exceeding an aggregate amount of USD 25,000,000.

19.12	Restrictions on Disposals

a)	No Obligor shall (and shall procure that none of its Subsidiaries shall), whether by a single transaction or a series of related or unrelated transactions dispose or agree to dispose of any assets.

b)	Paragraph a) above shall not apply to any disposal of:

(i)	current assets in the ordinary course of business of the disposing entity on arm’s length terms (provided that asset securitisation or similar transaction on a non-recourse basis shall not be construed as disposal “in the ordinary course of business”);

(ii)	assets used within the Group for the development, manufacturing, promotion or selling of instruments (in the case of the instruments business including the business as a whole) for the handling and purification of nucleic acids (Qiagen Instruments AG, Switzerland) and disposal of the Company’s share in Operon Biotechnologies Inc., Huntsville/Alabama;

(iii)	assets in exchange for other assets which are comparable or superior as to type, value or quality (including a decision period for reinvestment of such assets of six months);

(iv)	assets in connection with a sale and leaseback transaction on normal commercial terms;

(v)	obsolete or surplus assets not required for the efficient operation of the business of the disposing entity for cash;

(vi)	any disposals with the prior written consent of the Majority Lenders;

(vii)	shares other than shares in any Borrower or in any of Digene Corporation, USA, Qiagen Sciences Inc./USA, Qiagen North American Holdings, Inc./USA or Qiagen GmbH/Germany unless the Majority Lenders have granted their prior written consent or such disposal occurs between members of the Group provided that an Obligor or its Subsidiary may dispose of shares of Digene Corporation prior to the Delisting without notice to the Lenders so long as fair value is received and the proceeds thereof are either held as cash by the Obligor or it s Subsidiary in certificates of deposit, U.S. Government securities, commercial paper or other money market instrument which are exempted securities under U.S. Federal securities laws.

(viii)	other disposals (except for asset securitisation or similar transactions on a non-recourse basis) on arm’s length terms not exceeding an aggregate amount of 10% of the total assets of the Group (when aggregated with other disposals during the relevant financial year) or 30% (when aggregated with other disposals during the lifetime of the Facilities) (for the purposes of calculation of the amounts hereunder, any disposals under paragraphs (i), (iii), (iv) and (v) above shall be disregarded).

19.13	Restrictions on Change of Business

a)	No Obligor shall cease or threaten to cease to carry on its business.

b)	The Company shall procure that no material changes are made to the general nature of the business of the Group taken as a whole.

19.14	Merger Agreement

No Obligor shall amend, supplement, supersede or waive any term of the Merger Agreement if to do so could be materially adverse to the interests of the Lenders other than with the consent of the Majority Lenders. The Company shall supply the Agent with any information regarding any amendments or waivers under the Merger Agreement without undue delay. The Obligors shall exercise all their material rights under the Merger Agreement unless otherwise agreed with the Majority Lenders.

19.15	Arm’s Length Transactions

a)	No Obligor shall (and shall procure that none of its Subsidiaries shall) enter into any transaction with any person unless such transaction is entered into on arm’s length terms.

b)	Paragraph a) above shall not apply to:

(i)	intra-group loans, intra-group guarantees, intra-group indemnities or intra-group assurances permitted under paragraph b) of Clause 19.10 (Restrictions on Loans, Guarantees, Indemnities and other Assurances);

(ii)	fees, costs and expenses payable under the Finance Documents delivered pursuant to Clause 3.1 (Initial Conditions Precedent) or agreed by the Agent; and

(iii)	any guarantee granted pursuant to the Finance Documents.

19.16	Restrictions on Mergers

No Obligor shall (and the Company shall procure that no other member of the Group shall) enter into any merger or amalgamation other than with other members of the Group.

19.17	Restrictions on Acquisitions

a)	No Obligor shall (and the Company shall procure that no other member of the Group shall):

(i)	purchase, subscribe for or otherwise acquire any shares (or other securities or partnership interests or any interest therein) in (or incorporate) any entity; or

(ii)	purchase or otherwise acquire, or invest in, any business or undertaking or interest therein or agree to do any of the foregoing.

b)	Paragraph a) above shall not apply to:

(i)	the Acquisition pursuant to the Merger Agreement;

(ii)	to the acquisition of eGene, Inc. by QIAGEN North American Holdings, Inc.;

(iii)	any other acquisition provided that the aggregate amount of the gross purchase price (including assumed debt and other non cash consideration) for all such acquisitions (the “Total Purchase Price”) made pursuant to this paragraph (iii) after the date of this Agreement does not exceed (i) USD 50,000,000 prior to the Final Maturity Date for Facility B, and (ii) USD 150,000,000 for any calendar year for the Group (provided that if in any calendar year the Total Purchase Price is less than the maximum amount permitted for that calendar year (the difference being referred to as the “Available Amount”), then the amount permitted for such subsequent calendar year shall be increased by the Available Amount).

19.18	ERISA Reporting Requirements

As soon as possible and, in any event, within ten (10) days after any of the Company, any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Company will deliver to the Agent a certificate of the chief financial officer of the Company setting forth the full details as to such occurrence and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Company, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, and any notices received by the Company, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency: that a Reportable Event has occurred (except to the extent that the Company has previously delivered to the Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required instalment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or Multiemployer Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that any of the Company, any Subsidiary of the Company or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan to the extent such violation would result in material liability to the Company or any Subsidiary of the Company; that any of the Company, any Subsidiary of the Company or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971 or 4975 of the Code or Section 409, 502(i) or 502(l) of ERISA or that any of the Company or any Subsidiary of the Company may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. Upon request, the Company will deliver to the Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Company will deliver to the Agent a copy of each funding waiver request filed with the IRS or any other government agency with respect to any Plan and all communications received by any of the Company, any Subsidiary of the Company or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Company, any Subsidiary of the Company or any ERSIA Affiliate. Upon request the Company will also deliver to the Agent a complete copy of the annual report (on IRS Form 5500-series) of each Plan that is subject to Section 412 of the Code an/or Section 302 or Title IV of ERISA, other than a Multiemployer Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the IRS. In addition to any certificates or notices delivered to the Agent pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC and any material notices received by any of the Company, any Subsidiary of the Company or any ERISA Affiliate with respect to any Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Agent no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Company, the Subsidiary or the ERISA Affiliate, as applicable.

20.	EVENTS OF DEFAULT

Subject to Clause 20.18 (Clean-Up Period), each of the events or circumstances set out in this Clause 20 is an Event of Default.

20.1	Payment Default

Any Obligor fails to pay any sum due by it under any Finance Document, in the currency, at the time and in the manner specified, unless such failure to pay is due solely to technical or administrative error in the transmission of funds and the relevant unpaid sum is paid within 3 Business Days of the due date.

20.2	Misrepresentation

Any representation or statement made or repeated by an Obligor in any Finance Document (or in any notice or other document delivered by it in connection therewith) proves to be incorrect or misleading in any respect when made or repeated, unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of an Obligor becoming aware of the relevant circumstances and the Agent giving notice thereof to the relevant Obligor or the Company.

20.3	Breach of Other Obligations

a)	At any time any of the requirements of Clause 18 (Financial Condition) are not satisfied.

b)	An Obligor fails duly to observe or perform any of its obligations or undertakings under any of the Finance Documents (other than those specified in paragraph a) above or Clause 20.1 (Payment Default)), and such failure, if capable of remedy, is not remedied within 15 Business Days of the earlier of an Obligor becoming aware of the failure to comply and the Agent giving notice thereof to the relevant Obligor or the Company.

20.4	Cross Default

Any Financial Indebtedness of any member of the Group is not paid when due (or within any original grace period) or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity provided that, in each case, it shall not constitute an Event of Default if the aggregate amount of all such Financial Indebtedness of the Group does not exceed USD 20,000,000 (or its equivalent in other currencies) at any time.

20.5	Insolvency and Rescheduling

a)	Any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors (other than with the Finance Parties under any of the Finance Documents) with a view to rescheduling any of its indebtedness by reason of actual or anticipated financial difficulties.

b)	Any member of the Group is over-indebted (überschuldet) pursuant to Section 19 paragraph 2 of the German Insolvency Code (InsO) or similar insolvency laws applicable to it under the Relevant Jurisdiction.

c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

20.6	Insolvency Proceedings

a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group; or

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets,

or any analogous procedure or step is taken in any jurisdiction.

b)	Paragraph a) above shall not apply to solvent liquidation or reorganisation of any member of the Group so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to other members of the Group.

20.7	Creditors’ Process

Any attachment, sequestration, distress, execution (or analogous event in any jurisdiction) affects any assets of a member of the Group having an aggregate value for all members of the Group greater than USD 1,000,000 (or its equivalent in other currencies) or is not discharged within 15 Business Days.

20.8	Failure to Comply with Enforceable Judgment

Any member of the Group fails to comply with any enforceable judgment or order made or given by any court of competent jurisdiction where such sums exceed an aggregate amount of USD 1,000,000 (or its equivalent in other currencies).

20.9	Ownership of the Obligors

After the date hereof, any Borrower (other than the Company) or any of Qiagen Sciences Inc./USA, Qiagen North American Holdings, Inc./USA or Qiagen GmbH/Germany ceases to be a wholly-owned (directly or indirectly) Subsidiary of the Company, except pursuant to a disposal, reorganisation or merger permitted hereunder.

20.10	Repudiation and Rescission of Agreements

An Obligor (or any other relevant party) rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

20.11	Unlawfulness and Invalidity

a)	It is or becomes unlawful for an Obligor to perform any of its obligations under any Finance Document.

b)	Any Finance Document ceases to be legal, valid, binding or enforceable.

20.12	Settlement Date

The Settlement Date does not occur by the earlier of (i) the date falling 270 days after 4 June 2007 and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

20.13	Disposals and Security on Properties

An event or circumstance occurs which would constitute a breach by an Obligor of an obligation under a Finance Document in the absence of any invalidity or unenforceability of that obligation due to the operation of §1136 of the German Civil Code (Bürgerliches Gesetzbuch), subject to any remedy period that would have applied in respect of such event or circumstance.

20.14	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

20.15	ERISA

a)

Any Plan shall fail to satisfy the minimum funding standard required for any Plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Multiemployer Plan has not been timely made, any of the Company, any Subsidiary of the Company or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, any of the Company or any Subsidiary of the Company or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or any of the Company or any Subsidiary of the Company has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan;

b)	there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

c)	such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Reference Banks, has had, or could reasonably be expected to have, a Material Adverse Effect upon the business, operations, condition (financial or otherwise) or prospects of any of the Company or any Subsidiary of the Company.

20.16	Bankruptcy of US Borrowers

Notwithstanding Clause 20.17 (Acceleration), if any US Obligor commences a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced against any US Obligor and the petition is not controverted within 20 days, or is not dismissed within 90 days after commencement of the case, or a trustee (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any US Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities shall cease to be available to such US Obligor, all Outstandings of such US Obligor and all obligations of such US Obligor under Clause 21 (Guarantee and Indemnity) and each other Finance Document to which such US Obligor is a party shall become immediately due and payable automatically and without any further action by any party hereto.

20.17	Acceleration

Subject to Clause 3.3 (Certain Funds) and Clause 20.18 (Clean-Up Period), upon the occurrence of an Event of Default (and while the same is continuing) the Agent may (and, if so instructed by the Majority Lenders, shall) by notice to the Company:

a)

declare all or any part of the Advances outstanding to be immediately due and payable or payable on demand of the Agent (and if declared payable on demand, the Agent shall select the duration of any Interest Period which shall begin when such declaration is made and shall be 6 months or less and all or such part of the Advances outstanding shall be immediately due and payable upon demand by the Agent acting on the instructions of the Majority Lenders) in each case, together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents; and/or

b)	declare that any unutilised portion of the Facilities shall immediately (or, as the case may be, upon demand) be cancelled, the Commitments of each Lender shall be reduced to zero and no Lender shall be under any further obligation to make available Advances under this Agreement; and/or

c)	exercise, or direct the Agent to exercise (immediately or upon demand), all rights, remedies, powers and discretions under the Finance Documents or any other rights or remedies which may be available under applicable law.

20.18	Clean-Up Period

If during the Clean-Up Period any matter or circumstance exists in respect of any member of the Target Group which would constitute a breach of any applicable representation, warranty, covenant or undertaking or constitute an Event of Default or Potential Event of Default and which:

a)	is capable of remedy (other than in the case of an Event of Default under Clause 20.1 (Payment Default)) and if an Original Obligor is aware of the relevant circumstances at the time, reasonable efforts are being used to cure the same;

b)	has not been procured or specifically approved by an Original Obligor; and

c)	has not resulted in a Material Adverse Effect;

then such matter or circumstance shall not breach any applicable representation or warranty in Clause 16 (Representations and Warranties) or undertaking in Clause 19 (Undertakings) or constitute an Event of Default or a Potential Event of Default under Clause 20 (Events of Default) (other than under Clause 20.1 (Payment Default), provided that any matter contained in this Clause 20.18 shall be without prejudice to the rights of the Agent and the Lenders in respect of any breach of representation, warranty, covenant, undertaking, Event of Default or Potential Event of Default which continues to exist or arises after the expiry of the Clean-Up Period.

21.	GUARANTEE AND INDEMNITY

The Guarantor irrevocably and unconditionally agrees in favour of each Finance Party to indemnify each such Finance Party and guarantees the performance and payments of each Obligor in accordance with the terms and conditions set out below.

21.1	Guarantee

a)	The Guarantor irrevocably and unconditionally guarantees to each Finance Party as joint creditor (Gesamtgläubiger) the due and punctual observance and performance of all obligations, terms, conditions and covenants on the part of each Obligor (other than itself) contained in any of the Finance Documents.

b)	The Guarantor agrees to pay from time to time on demand by the Agent (or by any other Finance Party through the Agent) each amount which each Obligor (other than itself) is at any time liable to pay to any Finance Party under or pursuant to any of the Finance Documents and which has become due and payable but has not been paid at the time such demand is made.

c)	It shall not be necessary for any Finance Party to commence proceedings against any Obligor before demanding payment under the guarantee. The Guarantor shall not be entitled to the defence that (i) any Finance Party is entitled to set-off against any Obligor (Aufrechenbarkeit), (ii) any Finance Party has released any security it may at any time have under the Finance Documents, (iii) any Finance Party is entitled to avoid (anfechten) the transaction herein contemplated or (iv) any other defence.

21.2	Indemnity

The Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify each Finance Party from time to time on demand by the Agent from and against any loss incurred by any Finance Party as a result of any of the obligations of an Obligor (other than itself) under or pursuant to any of the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against such Obligor for any reason whatsoever, whether or not known by any Finance Party or any other entity or person, the amount of such loss being the amount which such Finance Party would otherwise have been entitled to recover from such Obligor.

21.3	Additional Security

The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any Obligor’s obligations under the Finance Documents.

21.4	Continuing Obligations

The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Obligors under the Finance Documents and shall continue in full force and effect until final and irrevocable payment in full of all amounts owing by any Obligor thereunder and total satisfaction of all the Obligors’ actual and contingent obligations thereunder.

21.5	Obligations not Discharged

Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon any Finance Party by any Finance Document or by law shall be discharged, impaired or otherwise affected by:

a)	the winding-up, dissolution, administration or re-organisation of any Obligor or any other entity or any change in its status, function, control or ownership;

b)	any of the obligations of any Obligor or any other entity hereunder or under any other security taken in respect of any of its obligations under any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

c)	time or other indulgence being granted or agreed to be granted to any Obligor in respect of its obligations under any Finance Document or under any such other security;

d)	any amendment to, or any variation, waiver or release of, any obligation of any Obligor under any Finance Document or under any such other security;

e)	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Obligor’s obligations under any Finance Document;

f)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Obligor’s obligations under any Finance Document; or

g)	any other act, event or omission which, but for this Clause 21.5 (Obligations not Discharged), might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in any Finance Document or any of the rights, powers or remedies conferred upon any of the Finance Parties by any Finance Document or by law.

21.6	Settlement Conditional

Any settlement or discharge between an Obligor and any Finance Party shall be conditional upon no security or payment to such Finance Party by an Obligor or any other entity on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from such Obligor subsequently as if such settlement or discharge had not occurred.

21.7	Exercise of Rights

No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor by this Agreement or by law:

a)	to make any demand of any Obligor;

b)	to take any action or obtain judgment in any court against any Obligor;

c)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

d)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under any Finance Document.

21.8	Deferral of Guarantor’s Rights

The Guarantor agrees that, so long as any amounts are or may be owed by an Obligor under any Finance Document or an Obligor is under any actual or contingent obligations thereunder, it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations thereunder:

a)	to be indemnified by an Obligor; and/or

b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of a Finance Party under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document by all or any of the Finance Parties.

21.9	Amendments Binding

Without prejudice to the other provisions of this Clause 21 (Guarantee and Indemnity), the Guarantor hereby confirms that if the Company and any Finance Party enter into any agreement or other arrangement, including (without limitation) any amendment or supplement to or restatement of any Finance Documents, howsoever fundamental, then the Company’s execution of any such agreement or other arrangement, whether or not expressly made or purportedly made on behalf of the Guarantor, shall bind the Guarantor and the guarantee contained in this Clause 21 (Guarantee and Indemnity) shall continue in full force and effect without the need to obtain any confirmation or acknowledgement from the Guarantor that its guarantee continues in full force and effect and applies to the Guarantor’s liabilities under the Finance Documents as amended, supplemented or restated in accordance with the agreement of the Company.

22.	COMMISSION AND FEES

22.1	Commitment Fee

a)	The Company shall pay to the Agent, for the account of the Lenders, a commitment fee accruing from and until the relevant dates referred to in paragraph b) below which will:

(i)	be payable in arrear first on the Date of the first Advance (and if no Advance occurs, on the date falling three months after the date hereof) and then on the last day of each successive period of 3 months thereafter, on the cancelled amount of any Facility at the time of such cancellation and on the last day of the Availability Period for the relevant Facility;

(ii)	be computed on the daily unutilised, uncancelled amount of the total Commitments under the Facilities at a rate

(A)	for the period on and from the date hereof to the Settlement Date, 15% of the Margin subject, where relevant, to Clause 6.5 (Revised Margin); and

(B)	thereafter, 30% of the Margin subject, where relevant, to Clause 6.5 (Revised Margin).

b)	The commitment fee shall accrue from (and include) the date hereof until the last day of the Availability Period.

c)	The commitment fee shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

22.2	Arrangement Fee

The Company shall pay or shall procure the payment by the Borrowers to the Agent for the Mandated Lead Arranger the arrangement and underwriting fees specified in the letter dated 6 July 2007 from the Mandated Lead Arranger to the Company at the times and in the amounts specified in such letter. The Borrowers acknowledge that they have received a copy of such letter and consent to the terms therein.

22.3	Agency Fee

The Company shall pay or shall procure the payment by the Borrowers to the Agent (for its own account) the agency fees specified in the letter dated 6 July 2007 from the Agent to the Company at the times and in the amounts specified in such letter. The Borrowers acknowledge that they have received a copy of such letter and consent to the terms therein.

22.4	Participation Fee

The Company shall pay to the Agent, for the account of the Lenders, a participation fee specified in the letter dated 6 July 2007 from the Mandated Lead Arranger to the Company at the times and in the amounts specified in such letter. The Borrowers acknowledge that they have received a copy of such letter and consent to the terms therein.

23.	COSTS AND EXPENSES

23.1	Costs and Expenses of Facilities

The Company shall (or shall procure that the Obligors shall) promptly on demand by the Agent reimburse each of the Agent and the Mandated Lead Arranger for all reasonable costs and expenses (including reasonable legal fees) together with any value added tax (Umsatzsteuer) thereon incurred by them in connection with the negotiation, preparation, printing, execution and syndication of this Agreement and any other documents referred to herein and any other Finance Document executed after the date hereof up to a maximum amount agreed between the Mandated Lead Arranger and the Company.

23.2	Preservation and Enforcement of Rights

The Company shall (or shall procure that the Obligors shall), within 3 Business Days of demand by the Agent, reimburse each Finance Party for all costs and expenses (including notarial and legal fees) together with any value added tax (Umsatzsteuer) thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of such Finance Party under the Finance Documents or any document referred to in the Finance Documents.

23.3	Stamp Taxes

The Company shall (or shall procure that the Obligors shall) pay and, within 3 Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that each Finance Party incurs in relation to all stamp duty, registration and other taxes in respect of any Finance Document.

23.4	Amendment and Other Costs

If an Obligor requests any amendment, waiver or consent, then the Company shall (or shall procure that the Obligors shall), within 3 Business Days of demand by the Agent, reimburse each Finance Party for all reasonable costs and expenses (including notarial and reasonable legal fees) together with any value added tax (Umsatzsteuer) thereon incurred by such entity in responding to, evaluating, negotiating or complying with such request.

23.5	Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 23, each Lender shall (in its Proportion) indemnify and hold harmless each of the Agent and the Mandated Lead Arranger against any loss incurred by any of them as a result of such failure, and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it under this Clause 23.5.

24.	DEFAULT INTEREST AND INDEMNITY

24.1	Consequence of Non-Payment

If any Obligor fails to pay any amount payable under a Finance Document on its due date, default interest, or insofar as it relates to unpaid interest, lump sum damages, shall be payable on such unpaid amount at the rate per annum which is 2% higher than the rate which would have been payable if the unpaid amount had (during the period of non-payment) constituted an Advance in the currency of the unpaid amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages on unpaid interest, the relevant Obligor may prove that no damages had arisen or that damages had not arisen in the asserted amount, whereas the Finance Parties shall be entitled to assert further damages. The rights of the Finance Parties under Section 289 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) are unaffected by the foregoing.

24.2	Break Costs

If any Lender (or the Agent on its behalf) receives or recovers all or any part of such Lender’s share of an Advance or unpaid amount otherwise than on the last day of an Interest Period relating to that Advance or unpaid amount, the relevant Borrower shall pay to the Agent on demand (for account of such Lender) an amount equal to the amount (if any) by which (a) the additional interest excluding the Margin which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (b) the amount which such Lender would be able to obtain by placing an amount equal to the principal amount or unpaid amount received by it or on its behalf on deposit with a prime bank in the relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

24.3	Borrowers’ Indemnity

a)	The Company shall (or shall procure that the Obligors shall), within 3 Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss, expense (including legal fees) or liability (together with any value added tax (Umsatzsteuer) thereon) incurred by each Finance Party as a result of:

(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	funding (or making arrangements to fund) its portion of an Advance in each case requested by a Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof; and

(iii)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company hereunder.

b)	The Company shall, within 5 Business Days of demand by the Agent, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of investigating any event which the Agent reasonably believes is an Event of Default or Potential Event of Default.

24.4	Currency Indemnity

If any amount due from any Obligor under any of the Finance Documents (or any order or judgment given or made in relation thereto) has to be converted from the currency in which the same is payable thereunder (or under such order or judgment) into another currency for the purpose of (a) making or filing a claim or proof against such Obligor or (b) obtaining or enforcing an order or judgment in any court or other tribunal, the relevant Obligor shall, within 3 Business Days of demand by the Agent, indemnify each Finance Party to whom such amount is due against any cost, loss or liability suffered or incurred as a result.

25.	CURRENCY OF ACCOUNT

a)	Subject to paragraphs b) to e) below, the Base Currency is the currency of account and payment for any amount due from an Obligor hereunder.

b)	Each repayment of any Advance or unpaid amount (or part thereof) shall be made in the currency in which such Advance or unpaid amount is denominated on its due date.

c)	Interest shall be payable in the currency in which the amount in respect of which such interest is payable was denominated when that interest accrued.

d)	Each payment in respect of costs, expenses or taxes shall be made in the currency in which the same were incurred.

e)	Any amount expressed to be payable in a currency other than the Base Currency shall be payable in that other currency.

26.	PAYMENTS

26.1	Payments to Agent

On each date an Obligor or a Lender is required to make a payment under a Finance Document, such Obligor or Lender shall make the same available to the Agent for value on the due date at such time, in such funds and to such account with such bank as the Agent shall specify from time to time.

26.2	Payments by Agent

Save as otherwise provided herein, each payment received by the Agent under the Finance Documents for another party hereto shall be made available by the Agent to such other party (in the case of a Lender, for the account of its Facility Office) by transfer to such account with a bank in the principal financial centre of the country of the currency of such payment as such party shall have previously notified to the Agent.

26.3	Clear Payments

All payments required to be made by an Obligor under any Finance Document shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of (and without any deduction for or on account of) any set-off or counterclaim.

26.4	Indemnity

Where an amount is to be paid under a Finance Document to the Agent for account of another party, the Agent shall not be obliged to make the same available to that other party (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such amount. If the Agent pays an amount to another party and it proves to be the case that the Agent had not actually received such amount, then the party to whom such amount (or the proceeds of such exchange contract) was paid by the Agent shall refund the same to the Agent on demand together with an amount sufficient to indemnify the Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum.

26.5	Partial Payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply the amount received towards the obligations of that Obligor under the Finance Documents in the following order:

a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of each of the Agent and each Mandated Lead Arranger;

b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid;

c)	thirdly, in or towards payment pro rata of any other sum due but unpaid,

in each case under the Finance Documents, and such application shall override any appropriation made by an Obligor.

27.	SET-OFF

Each Obligor authorises each Finance Party to set-off at its discretion any matured obligation due from an Obligor under any Finance Document against any matured obligation owed by that Finance Party to such Obligor. If the obligations are in different currencies, the Finance Party may convert either obligation at the market rate of exchange in its usual course of business for the purpose of the set-off.

28.	SHARING AMONG FINANCE PARTIES

28.1	Payments to Finance Parties

a)	If a Finance Party (a “Recovering Party”) applies any receipt or recovery from an Obligor to a payment due under the Finance Documents and such amount is received or recovered other than in accordance with Clause 26 (Payments), then such Recovering Party shall:

i)	promptly notify the Agent of such receipt or recovery; and

ii)	at the request of the Agent, promptly pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less an amount which the Agent determines may be retained by such Recovering Party as its share of any payment to be made in accordance with Clause 26.5 (Partial Payments).

b)	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Party) in accordance with Clause 26.5 (Partial Payments).

c)	To the extent that amounts received or recovered by a Recovering Party resulted in the satisfaction of the Recovering Party’s claim hereunder, but are allocated in accordance with this Clause 28 to another Finance Party, the latter shall assign to the Recovering Party the claims (or the part thereof) to which the amount is allocated.

28.2	Repaid Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Party is repaid by such Recovering Party, then:

a)	each Finance Party which has received a share of such Sharing Payment pursuant to paragraph b) of Clause 28.1 (Payments to Finance Parties) shall, on request of the Agent, pay to the Agent for account of such Recovering Party an amount equal to its share of such Sharing Payment together with such amount (if any) as is necessary to reimburse the Recovering Party for its proportion of any interest on such Sharing Payment such Recovering Party is required to pay; and

b)	such Recovering Party shall re-assign to the relevant Finance Party any amount assigned to it by such Finance Party pursuant to paragraph c) of Clause 28.1 (Payments to Finance Parties).

28.3	Exceptions

a)	This Clause 28 shall not apply to the extent that the Recovering Party would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

b)	If any Recovering Party commences any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Recovering Party shall not be required to share any portion of such amount with any other Finance Party which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

29.	AGENCY PROVISIONS

29.1	Appointment of the Agent

Each of the Mandated Lead Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms thereof (including the terms set out in Schedule 9 (Agent’s

Discretions and Obligations) of this Agreement) together with all such rights, powers, authorities and discretions as are reasonably incidental thereto provided that the Agent shall not start or commence any legal action on behalf of any Lender without such Lender’s prior written consent. The Agent shall be released from the restrictions set out in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or restrictions having a similar effect under any other applicable law. The Agent can grant substitute powers of attorney and release any sub-agent from such restrictions and revoke such substitute powers of attorney. If any of the Mandated Lead Arranger or the Lenders is barred to grant a release from the restrictions set out in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or restrictions having a similar effect under any other applicable law by its constitutional documents or bylaws it shall notify the Agent accordingly in writing.

29.2	Obligors’ Agent

a)	Each Obligor (other than the Company) irrevocably authorises the Company to act on its behalf as its agent (the “Obligors’ Agent”) in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning such Obligor, its business and financial condition and any other information relating to such Obligor to the relevant persons contemplated under this Agreement, to give all notices and instructions under, and to execute on its behalf, any Finance Document and to enter into any agreement in connection with the Finance Documents (notwithstanding that the same may affect such Obligor), without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Company on its behalf,

and, in each such case, such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document or agreement or received any such notice, demand or other communication. The Obligors’ Agent shall be released from the restrictions set out in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or restrictions having a similar effect under any other applicable law.

b)	Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such Obligor became an Obligor under this Agreement) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

30.	ASSIGNMENTS AND TRANSFERS

30.1	Binding Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

30.2	No Assignments or Transfers by Obligors

No Obligor hereunder may assign or transfer any of its rights or obligations under the Finance Documents other than the Company who may assign its rights and transfer its obligations as a Borrower in respect of Facility A Advances to another Borrower provided that (i) the procedure and conditions of such assignment and transfer to be agreed between the Company and the Agent are complied with and (ii) no Event of Default or Potential Event of Default has occurred and is continuing. For the avoidance of doubt, the Company will not cease to be a Guarantor pursuant to this Agreement if its transfers its obligations and assigns its rights in respect of Facility A Advances to another Borrower.

30.3	Assignments or Transfers by Lenders

a)

Subject to this Clause 30.3, a Lender may assign (abtreten) or pledge (verpfänden) any of its rights or transfer any of its rights and obligations under the Finance Documents to any bank, financial institution or person regularly engaged in or established for the purpose of making or investing in loans or other financial assets in close consultation with the Company prior to such assignment or transfer unless such assignment, pledge or transfer is to another Lender or any Affiliate of any Lender or following the occurrence of an Event of Default or Potential Event of Default which is continuing or such pledge is to the European Central Bank for refinancing purposes. Any such assignment, pledge or transfer shall be in a minimum amount of USD 5,000,000, unless all of that Lender’s Commitment and participation is assigned, pledged or transferred.

However with respect to a Borrower incorporated in the Netherlands, any transfer or assignment must at least include an assignment or transfer of a Loan in a minimum amount of EUR 50,000 (or its equivalent in other currencies) or if less, the assignee or transferee must confirm in writing to such Borrower that it qualifies as a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended, restated or supplemented from time to time.

b)	An assignment or pledge shall only be effective on (i) receipt by the Agent of written confirmation from the assignee or, as the case may be, pledgee (in form and substance satisfactory to the Agent) that it will assume the same obligations to the other Finance Parties as it would have been under if it had been an original party to the Finance Documents as a Lender and (ii) the Agent being satisfied as set out in paragraph f) below.

c)	A transfer shall only be effective once (i) the procedure set out in Clause 30.4 (Procedure for Transfer) is complied with and (ii) the Agent is satisfied as set out in paragraph e) below.

d)	Each assignee, pledgee (other than the European Central Bank) and Transferee shall, on the date upon which the assignment, pledge or transfer becomes effective, pay to the Agent (for its own account) a fee of USD 3,500.

e)	An assignment, pledge or transfer will only be effective once the Agent is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws in relation to such assignment, pledge or transfer and the Agent shall promptly notify each relevant party of the completion of such checks.

f)	If:

(i)	a Lender assigns, pledges or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, pledge or transfer or change occurs, an Obligor would be obliged to make a payment to the new Lender or Lender acting through its new Facility Office under Clause 12 (Taxes) or Clause 13 (Increased Costs), then the new Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the existing Lender or Lender acting through its previous Facility Office would have been if the assignment, pledge or transfer or change had not occurred.

g)	Subject to paragraph f) above, no Obligor shall be liable to pay any taxes, notarial fees, security registration or other perfection fees or costs resulting solely from any assignments, pledge or transfer by a Lender pursuant to this Clause 30.

30.4	Procedure for Transfer

A Lender may transfer any of its rights and/or obligations under the Finance Documents by the delivery to the Agent (acting for and on behalf of all parties hereto) of a duly completed and executed Transfer Certificate, in which event (on the later of the transfer date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent):

a)	to the extent that in such Transfer Certificate the Lender party thereto seeks to transfer its rights and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled;

b)	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another identical to those rights and obligations cancelled and released in accordance with paragraph a) above; and

c)	the other Finance Parties and the Transferee shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Lender.

30.5	Disclosure of Information

Any Lender may disclose to:

a)	any of its affiliates;

b)	any actual or potential assignee, pledgee, transferee or sub-participant;

c)	any entity which may otherwise enter into contractual relations with such Lender in relation to this Agreement;

d)	any person required by law; or

e)	the European Central Bank,

any information about the Obligors, the Group and the Finance Documents (including providing copies thereof) as such Lender shall consider appropriate or as may be necessary to disclose to comply with any applicable laws or regulations (subject to, in the case of paragraphs b) and c) above, such entity entering into a confidentiality undertaking substantially in the form set out in Schedule 11 (Form of Confidentiality Undertaking) or in such other form reasonably satisfactory to the Agent and the Company). No Lender shall in any way be liable or responsible for any information not being kept confidential by such proposed assignee, pledgee, Transferee or other person if such confidentiality undertaking was obtained prior to such disclosure.

30.6	The Register

a)	The Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Certificate referred to in Clause 30.4 (Procedure for Transfer) delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under such Facility.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor or any Lender at any reasonable time and from time to time upon reasonable prior notice. The transfer of the Commitments of any Lender and the rights to the principal of, and interest on, any loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent; prior to such recordation all amounts owing to the transferor with respect to such Commitments and loans shall remain owing to the transferor.

b)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register on its behalf for the purposes of this Clause 30.6 (The Register) without any further consent of, or consultation with, such party.

31.	CHANGES TO THE BORROWERS

31.1	Acceding Borrowers

The Company may request that any of its wholly-owned Subsidiaries becomes an Acceding Borrower. Such Subsidiary shall become an Acceding Borrower if:

a)	it is approved by all the Lenders under the relevant Facility in respect of which such Subsidiary is becoming a Borrower;

b)	the Company delivers to the Agent a duly completed and executed Accession Certificate together with the documents and other evidence listed in Schedule 8 (Conditions Precedent for Acceding Borrowers) in form and substance satisfactory to the Agent; and

c)	no Event of Default or Potential Event of Default is continuing.

31.2	Resignation of a Borrower

a)	In this Clause 31.2 (Resignation of a Borrower), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 19.12 (Restrictions on Disposals) (and the Company has confirmed this is the case).

b)	With the prior consent of all the Lenders or pursuant to a Third Party Disposal, the Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

c)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Event of Default or Potential Event of Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.

d)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

32.	CALCULATIONS AND ACCOUNTS

32.1	Day Count Convention

Interest, commission and fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in the case of any amounts denominated in sterling, 365 days) or, in any case where market practice differs, in accordance with market practice and the actual number of days elapsed.

32.2	Reductions

Any repayment of an Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Base Currency Amount of such Advance proportionately.

32.3	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

32.4	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with the Finance Documents, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Anscheinsbeweis) of the matters to which they relate.

32.5	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of matters to which they relate.

33.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

33.1	Remedies and Waivers

No failure to exercise (nor any delay in exercising) any right or remedy under any Finance Document by any Finance Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

33.2	Review of Transaction Documents

Any review of the Transaction Documents (or any documents or information in relation thereto) by any Finance Party was undertaken exclusively for the benefit of such Finance Party, and such review shall not give rise to any obligation to inform or advise any Obligor of any matters pertaining thereto.

33.3	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction (or any provision is omitted) neither the legality, validity or enforceability of the remaining provisions thereof (nor the legality, validity or enforceability of such provision under the law of any other jurisdiction) shall in any way be affected or impaired thereby, and the relevant provision shall be replaced (or the omission shall be rectified) by incorporation of a provision which (a) best achieves the commercial effect that the parties hereto intended thereby and (b) shall be legal, valid and enforceable under the law of the relevant jurisdiction.

34.	NOTICES

34.1	Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter. Each communication, document or notice shall be in the English language (or accompanied by a translation thereof into English) and, if requested by the Agent, certified as being true and accurate by an officer of the person making or delivering the same unless such document is a constitutional document relating to any Obligor.

34.2	Giving of Notice

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by 15 days’ written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number:

a)	identified with its name below (in the case of each Original Obligor, each Mandated Lead Arranger and the Agent);

b)	notified in writing to the Agent (in the case of each Lender);

c)	identified in the Transfer Certificate (in the case of a Transferee); or

d)	identified in the relevant Accession Certificate (in the case of each Acceding Borrower) and shall be deemed to have been made or delivered:

(i)	when despatched (in the case of any communication made by fax); or

(ii)	when left at the address or (as the case may be) 5 days after being deposited in the post postage prepaid in an envelope addressed to it at that address (in the case of any communication made by letter), provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or offer identified with the relevant Agent’s signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

34.3	Electronic Communication

a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in reasonable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such manner as the Agent shall specify for this purpose.

34.4	Use of Websites

a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically, then the Agent shall notify the Company accordingly, and the Company shall (at its own cost) supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Company shall (at its own cost) supply the Agent with at least one copy in paper form of any information required to be provided by it.

b)	The Agent shall supply each Website Lender with the address of (and any relevant password specifications for) the Designated Website following designation of that website by the Company and the Agent.

c)	The Company shall, promptly upon becoming aware of its occurrence, notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph c)(i) or paragraph c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall (at its own cost) comply with any such request within 10 Business Days.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

36.	AMENDMENTS AND WAIVERS

36.1	Majority Lenders

Subject to Clauses 36.2 (All Lenders) and Clause 36.3 (Facility B Lenders), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company, and any such amendment or waiver shall be binding on all the Finance Parties and the Obligors. The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	All Lenders

An amendment or waiver relating to the following matters shall not be made without the prior written consent of each Lender:

a)	any increase in or extension of any Commitment or the total Commitments;

b)	a change in the currency of any payment to the Lenders under the Finance Documents;

c)	a decrease in the Margin (other than pursuant to Clause 6.5 (Revised Margin)) or the principal amount of any Advance (except as a result of repayment or prepayment) or any other sum due hereunder from an Obligor or any other party hereto;

d)	a change having the effect of deferring the date for payment of any amount due hereunder;

e)	a change having the effect of extending the Availability Period in respect of any Facility;

f)	a change to the Borrowers other than in accordance with Clause 31 (Changes to the Borrowers);

g)	any change to Clauses 2.3 (Obligations and Rights Several), 28 (Sharing among Finance Parties), 30.2 (No Assignments or Transfers by Obligors), 30.3 (Assignments and Transfers by Lenders) and this Clause 36;

h)	a release of the guarantee provided in accordance with Clause 21 (Guarantee and Indemnity) or a change to the Guarantor; or

i)	any provision which expressly requires the consent of all the Lenders.

36.3	Facility B Lenders

Any amendment or waiver affecting the rights of the Facility B Lenders will require the consent of the Facility B Lenders.

36.4	Amendments to Correct Manifest Error

The Agent may agree with the Company (on behalf of the Obligors) any amendment to the provisions of any Finance Document which is necessary to correct a manifest error and the Obligors and Finance Parties will be bound by any such amendment.

36.5	Failure to Vote

If a Lender fails to vote within a period of time specified by the Agent in relation to any amendment or waiver (being a period of not less than 15 Business Days or such longer period as may be agreed by the Company), such Lender’s Commitment and/or Outstandings shall not be included when considering whether the consent of the Majority Lenders or all Lenders (as the case may be) has been obtained in respect of any amendment or waiver so requested.

36.6	Dissenting Lenders

a)	In the event that a Lender (a “Dissenting Lender”) refuses to consent to the terms of a waiver or amendment requested by the Company which pursuant to Clause 36.2 (All Lenders) requires the consent of all the Lenders and Lenders whose Commitments aggregate more than 80% of the total Commitments have consented to such waiver or amendment request, such Dissenting Lender will, at the request of the Company, transfer all of its rights, benefits and obligations under the Finance Documents to any bank, financial institution or person regularly engaged in or established for the purpose of making or investing in loans or other financial assets that is willing to assume such rights, benefits and obligations as the Company may nominate (a “Replacement Lender”) against payment by such Replacement Lender of amounts equal to the Dissenting Lender’s participation in each Advance, together with interest and any other sum accrued to the Dissenting Lender under this Agreement including the Dissenting Lender’s costs and expenses in respect of such transfer. Any such transfer shall be subject to the provisions of Clauses 30.3 (Assignments or Transfers by Lenders) and 30.4 (Procedure for Transfer).

b)	Replacement of a Dissenting Lender must take place no later than 20 Business Days after the date the Dissenting Lender notified the Agent and the Company of its refusal to agree to the relevant amendment or waiver.

c)	The replacement of a Lender pursuant to this Clause 36.6 shall be subject to the following conditions:

(i)	the Company shall have no right to seek replacement of the Agent;

(ii)	no Finance Party shall have any obligation to be or find a Replacement Lender;

(iii)	in no event shall the Dissenting Lender be required to pay or surrender to the Replacement Lender any of the fees received by such Dissenting Lender pursuant to the Finance Documents; and

(iv)	the Dissenting Lender will not be obliged to transfer its rights, benefits and obligations under the Finance Documents if such transfer would contravene any law or regulation.

37.	GOVERNING LAW AND JURISDICTION

37.1	Governing Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with, German law. The district court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) and for such purposes the Parties irrevocably submit to the jurisdiction of the district court (Landgericht) of Frankfurt am Main.

37.2	Waiver

Each Obligor irrevocably waives any objection which it may now or hereafter have to the courts of Frankfurt am Main being nominated as the forum to hear and determine any proceedings and to settle any disputes referred to in Clause 37.1 (Governing Law and Jurisdiction) and agrees not to claim that such court is not a convenient or appropriate forum.

37.3	Service of Process

Each of the Obligors not incorporated in the Federal Republic of Germany:

a)	irrevocably appoints Qiagen Deutschland Holding GmbH as its agent for service of process in relation to any proceedings before the courts in the Federal Republic of Germany in connection with any of the Finance Documents; and

b)	agrees that failure by a process agent to notify the relevant Obligor of the process shall not invalidate the proceedings concerned.

If such appointment ceases to be effective in respect of any Obligor, such Obligor shall immediately appoint another entity in the Federal Republic of Germany to accept service of process on its behalf.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Facility A Commitment USD	Facility B Commitment USD	Facility C Commitment USD
Deutsche Bank Luxembourg S.A.	500,000,000	100,000,000	150,000,000

Total	500,000,000	100,000,000	150,000,000

SCHEDULE 2

FORM OF TRANSFER CERTIFICATE

To:	Deutsche Bank Luxembourg S.A. as Agent

Date: [    ]

TRANSFER CERTIFICATE

1.	This Transfer Certificate relates to the facilities agreement (as from time to time amended, varied, or supplemented, the “Facilities Agreement”) dated [ ] whereby certain facilities were made available to Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrowers by a group of banks on whose behalf Deutsche Bank Luxembourg S.A. acted as agent in connection therewith.

2.	Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Lender”, “Transferee” “Lender’s Participation in Commitments”, “Lender’s Participation in Outstandings” and “Portion Transferred” are defined in the Schedule hereto.

3.	The Lender (i) confirms that the details in the Schedule hereto accurately summarises its participation in the Facilities and the Interest Periods or terms of any existing Advances as at the date hereof and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the Portion Transferred by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in, or in accordance with, the Facilities Agreement.

4.	The Transferee hereby requests the Agent to accept this Transfer Certificate as delivered pursuant to Clause 30.4 (Procedure for Transfer) of the Facilities Agreement so as to take effect in accordance with the terms thereof.

5.	The Transferee confirms that it has received a copy of the Finance Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

6.	The Transferee hereby undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facilities Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7.	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under any Finance Document or any other document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8.	The Lender hereby gives notice that nothing herein or in the Finance Documents or any other document relating thereto shall oblige the Lender to (i) accept a re-transfer from the Transferee of the whole or any part of its rights and/or obligations under the Facilities Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Finance Documents or any other document relating thereto of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with German law.

Schedule to Transfer Certificate

1.	Lender:

2.	Transferee:

3.	Transfer Date:

4.	Lender’s Participation in Commitments:		Portion Transferred

a)	Facility A:

b)	Facility B:

c)	Facility C:

5.	Lender’s Participation in Outstandings:	Interest Period	Portion Transferred

a)	Facility A Advances:

b)	Facility B Advances:

c)	Facility C Advances:

Administrative Details of Transferee and its Facility Office

Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

Signed by

[Transferee]

acting by

Signed by

[Lender]

acting by

SCHEDULE 3

CONDITIONS PRECEDENT

PART I

SIGNING CONDITIONS PRECEDENT

1.	Corporate Documents and Confirmations

a)	A copy of the constitutional documents of each Original Obligor and, if customary in the relevant jurisdiction, a certified copy of the extracts from the relevant Commercial Register of each Original Obligor, and such other documents customary in any relevant jurisdiction.

b)	A copy of any necessary resolutions by the board of directors (whether managing or supervisory) (or equivalent) and/or shareholders of each Original Obligor and, in the case of an Original Obligor incorporated in the Federal Republic of Germany, any necessary resolutions of the supervisory board (Aufsichtsrat) (if any) approving the execution, delivery and performance of the Transaction Documents to which it is party and the terms and conditions thereof and authorising a named person or persons to sign each such Transaction Document and any other documents to be delivered by such Original Obligor pursuant thereto.

c)	A certificate of a duly authorised signatory of each Original Obligor dated the date hereof:

(i)	certifying that each copy document relating to it specified in paragraphs a) and b) above is correct, complete and in full force and effect as of the date of this Agreement;

(ii)	setting out the names and specimen signatures of the persons authorised to sign, on behalf of each such Obligor, each Finance Document to which such Obligor is or is to be party and any documents to be delivered by such Obligor pursuant thereto); and

(iii)	confirming that Advances in full of the Facilities would not breach any restriction of its borrowing power or its power to grant security or give guarantees.

d)	With respect to an Obligor incorporated in The Netherlands, the positive advice from its works council (ondernemingsraad) or a confirmation in its board resolution that there is no works council.

2.	Accounts

a)	The latest Original Financial Statements; and

b)	The latest published unaudited consolidated interim financial statements of the Company.

3.	Finance Documents and Related Matters

a)	Original executed copy of this Agreement and the Fee Letters; and

b)	a copy of the Merger Agreement.

PART II

CLOSING CONDITIONS PRECEDENT

1.	Reports

a)	Each of the following Reports (the “Reports”) addressed to the Company:

(i)	the financial and tax due diligence report prepared by Ernst & Young relating to the Target Group; and

(ii)	the legal due diligence report prepared by Mintz Levin relating to the Target Group;

in each case together with a confirmation addressed to the Agent that such Reports can be disclosed (without reliance) as set out in the respective release letter agreed between the Agent and the respective report provider; and

(iii)	the structure memorandum prepared by the Company in consultation with its legal advisers relating to the Acquisition.

b)	The Agreed Base Case Model as accepted on 13 July 2007.

2.	Miscellaneous Documents and Evidence

a)	Written confirmation by the Company that all conditions precedent to the consummation of the Acquisition (except for the payment of the purchase price) have been satisfied or waived and that no provision of the Merger Agreement, in each case which is material to the interests of the Lenders have been amended or waived without the consent of the Majority Lenders.

b)	Evidence that all fees, costs and expenses which are or will be due and payable under the Finance Documents on the Date of the first Advance have been or will be, contemporaneously with first Advance, paid by the Original Borrower[s].

c)	Reasonable evidence (to the extent available at the Date of first Advance) that the Existing Facilities will be repaid and cancelled in full immediately with the first Advance under this Agreement.

3.	Legal Opinions

Legal opinion from:

a)	White & Case LLP, legal advisers to the Agent and the Mandated Lead Arranger on matters of German law with respect to the validity and enforceability (and related matters) of the Finance Documents;

b)	Freshfields Bruckhaus Deringer, legal advisers to the Obligors on matters of German law with respect to capacity, authority and execution (and related matters)

c)	Mintz Levin Cohn Ferris Glovsky and Popeo PC, legal advisers to the Obligors on matters of US law with respect to capacity, authority and execution (and related matters)

d)	de Brauw Blackstone Westbroek, legal advisers to the Obligors on matters of Dutch law with respect to capacity, authority and execution (and related matters),

in each case, in form and substance circulated to and approved by the Agent prior to the Date of the first Advance and addressed to the Agent and the Mandated Lead Arranger and capable of being relied upon by the Finance Parties party to this Agreement as part of primary syndication.

SCHEDULE 4

PART I

FORM OF UTILISATION REQUEST

From:	[Borrower]

To:	Deutsche Bank Luxembourg S.A.

Date: [                    ]

Dear Sirs,

1.	We refer to a facilities agreement (the “Facilities Agreement”) dated [ ] and made between, inter alios, Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrowers, Deutsche Bank Luxembourg S.A. as Agent and the financial and other institutions named therein as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Facilities Agreement, we wish [the Lenders to make a Facility A Advance/ Facility B Advance/ Facility C Advance as follows:

a)	Amount;

b)	Currency;

c)	Proposed Date of the Advance;

d)	[Interest Period]/[Expiry Date.]

4.

We confirm that no Event of Default or Potential Event of Default[1] is continuing and that the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true in all respects and will remain so true immediately after the proposed Advance.

5.	The proceeds of this Advance should be credited to [ ].

Yours faithfully

Authorised Signatory for and on behalf of [Borrower]

[1]	Not required for Rollover Advances.

PART II

FORM OF INTEREST SELECTION NOTICE

From:	[Borrower]

To:	Deutsche Bank Luxembourg S.A.

Date: [                    ]

Dear Sirs,

1.	We refer to a facilities agreement (the “Facilities Agreement”) dated [ ] and made between, inter alios, Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrower, Deutsche Bank Luxembourg S.A. as Agent and the financial and other institutions named therein as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this notice.

2.	We refer to the [Facility A Advance/Facility B Advance] with an Interest Period ending on [ ].

3.	We refer to paragraph d) of Clause 6.2 (Duration) and confirm that we expect receipt of Net Proceeds to be prepaid in accordance with Clause 10.2 (Repayment from Net Proceeds) on [ ].

4.	We request that the next Interest Period of the [Facility A Advance/Facility B Advance] is [ ] months commencing on [ ].

5.	This Interest Selection Notice is irrevocable.

6.	We confirm that no Event of Default or Potential Event of Default is continuing and that the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true in all respects.

Yours faithfully

for and on behalf of [Borrower]

SCHEDULE 5

FINANCIAL COVENANTS

1.	Total Net Debt Cover

In respect of any Testing Period; Total Net Debt Cover on each date specified in Column 1 below is not more than the ratio specified in Column 2 below opposite such date:

Column 1	Column 2
Date	Ratio
30 September 2007	4.00:1
31 December 2007	4.00:1
31 March 2008	3.75:1
30 June 2008	3.50:1
30 September 2008	3.25:1
31 December 2008	3.00:1
thereafter	2.75:1

“Total Net Debt Cover” means the ratio of Consolidated Total Net Debt as at any Quarter Date to Consolidated EBITDA for such Testing Period.

2.	Total Interest Cover

In respect of any Testing Period, Total Interest Cover on each date specified in Column 1 below is not more than the ratio specified in Column 2 below opposite such date:

Column 1	Column 2
Date	Ratio
30 September 2007	4.50:1
31 December 2007	4.50:1
31 March 2008	4.75:1

Column 1	Column 2
Date	Ratio
30 June 2008	4.75:1
30 September 2008	4.75:1
31 December 2008	4.75:1
thereafter	5.00:1

“Total Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Interest Expenses.

3.	Financial Definitions

In this Agreement, unless the context requires otherwise, the following terms have the following meanings and refer to the position of the Group on a consolidated basis:

“Borrowings” means, at any time, the outstanding principal or capital amount of any Financial Indebtedness provided that:

a)	in relation to any bank accounts which are subject to netting arrangements, only the net balance shall be taken into account;

b)	Shareholder Loans shall not be included in Borrowings;

c)	intra-group loans shall not be included in Borrowings;

d)	Financial Indebtedness incurred through the issue of redeemable shares shall not be included in Borrowings unless the redemption or repurchase may take place prior to the date on which the Company has repaid or cancelled all outstanding amounts under the Facilities; and

e)	Financial Indebtedness incurred pursuant to paragraph d) of that definition.

“Consolidated EBIT” means for any period and without double counting, the consolidated net income (less minority interest income plus minority Interest Expense) or loss of the Group or, as the context may require, any member of the Group from ordinary activities:

plus	provision for income tax

plus	extraordinary expenses (including but not limited to purchased in-process research and development and acquisition, integration and related costs)

minus	extraordinary income

plus	loss from equity method investees

minus	gain from equity method investees

plus	loss on foreign currency transactions

minus	gain on foreign currency transactions

plus	interest expense

minus	interest income.

“Consolidated EBITDA” means for any period and without double counting, Consolidated EBIT plus any amount attributable to the consolidated amortisation of intangible assets (including goodwill) and the consolidated depreciation of tangible assets.

“Consolidated Net Interest Expenses” means, in respect of any Testing Period, the aggregate amount of Interest Expenses during such period less Interest Income during such period.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of the following items of the Group for or in respect of Borrowings but:

short term debt

plus	lines of credit

plus	current portion of long-term debt

plus	current portion of capital lease obligations

plus	long-term debt, net of current portion

plus	capital lease obligation, net of current portion

minus	cash and cash equivalents (not taking into account any cash and cash equivalents which are subject to any encumbrance)

minus	marketable securities (not taking into account any marketable securities which are subject to any encumbrance)

“Interest” means interest and amounts in the nature of interest accrued (whether or not paid or capitalised) in respect of any Borrowings including, without limitation:

a)	the interest element of finance or capital leases;

b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings issued by a third party on behalf of a member of the Group;

d)	the amount of any discount amortised during the Testing Period in respect of Borrowings;

e)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

f)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings.

“Interest Expenses” means, in respect of any Testing Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any borrowings of any member of the Group during such Testing Period but:

a)	excluding any Interest paid or payable in respect of borrowings between members of the Group; and

b)	excluding any amortisation of fees, costs and expenses incurred in connection with the raising of any borrowings;

and calculated on the basis that:

a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by any member of the Group under hedging agreements in respect of Interest in relation to such Testing Period; and

b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to any member of the Group under hedging agreements in respect of Interest in relation to such Testing Period.

“Interest Income” means, in respect of a Testing Period, the amount of Interest (whether or not paid or capitalised) due to any member of the Group during such Testing Period.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates of the financial year of the Group.

“Testing Period” means each period of 12 months ending on a Quarter Date.

4.	Financial Calculations

a)	The financial covenants set out herein shall be calculated in accordance with the Relevant Accounting Principles as at the date of this Agreement and as applied in the Original Financial Statements and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 17 (Financial Information). No item shall be taken into account more than once in any calculation.

b)	For the purpose of the Testing Period ending on a date which is less than 12 months after the Settlement Date the calculation of Total Net Debt Cover or Total Interest Cover shall be made on a pro forma basis (the actual financial information for the complete financial quarters which have elapsed since the Settlement Date shall be annualised for such Testing Period).

c)	The undertakings in Clause 18 (Financial Condition) will be tested by reference to the latest consolidated financial statements and accounts for the Group delivered to the Agent under Clause 17.1 (Financial Statements). Once available, any audited consolidated financial statements for the Group shall prevail if inconsistent with any consolidated management accounts (without prejudice to any breach arising on the basis of consolidated management accounts).

d)	Transactions between members of the Group shall, for the purposes of the financial covenants set out herein, be eliminated whether or not such members of the Group are consolidated under the Relevant Accounting Principles.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

From:	Qiagen N.V.

To:	Deutsche Bank Luxembourg S.A.

Date: [                    ]

Dear Sirs,

1.	We refer to a facilities agreement (the “Facilities Agreement”) dated [ ] and made between, inter alios, Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrowers, Deutsche Bank Luxembourg S.A. as Agent and the financial and other institutions named therein as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this certificate.

2.	We confirm that Total Net Debt Cover is [ ], which is not more than the covenanted Total Net Debt Cover of [ ] in respect of the Testing Period ending [ ].

3.	We confirm that no Event of Default or Potential Event of Default is continuing and that the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true in all respects.

[Signed:

SCHEDULE 7

FORM OF BORROWER ACCESSION CERTIFICATE

To:	Deutsche Bank Luxembourg S.A.

From:	[Subsidiary]
and
Qiagen N.V.

Date: [                    ]

Dear Sirs,

1.	We refer to a facilities agreement (the “Facilities Agreement”) dated [ ] and made, inter alios, between Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrowers, Deutsche Bank Luxembourg S.A. as Agent and the financial and other institutions named therein as Lenders. Terms defined in the Facilities Agreement shall bear the same meaning in this certificate.

2.	Qiagen N.V. [has/has been] requested that [Subsidiary] become an Acceding Borrower pursuant to Clause 31.1 (Acceding Borrower) of the Facilities Agreement.

3.	[Subsidiary] is duly organised under the laws of [name of relevant jurisdiction].

4.	[Subsidiary] confirms that it has received from the Company a true, correct and up-to-date copy of the Finance Documents.

5.	[Subsidiary] undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the other Finance Documents by a Borrower and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party thereto as a Borrower.

6.	[The Company confirms (for itself, and as agent for all other Obligors that, if [Subsidiary] is accepted as an Acceding Borrower, the Company’s guarantee and indemnity obligations (and the guarantee and indemnity obligations of each other Obligor) pursuant to Clause 21 (Guarantee and Indemnity) will apply to all the obligations of [Subsidiary] under the Facilities Agreement as an Acceding Borrower in all respects in accordance with the terms of the Finance Documents as if [Subsidiary] has been party to the Facilities Agreement as an Original Borrower.]

7.	The Company:

a)	confirms that the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true in all respects; and

b)	confirms that no Event of Default or Potential Event of Default is continuing or would occur as a result of [Subsidiary] becoming an Acceding Borrower.

8.	[Subsidiary] confirms that the representations and warranties to be repeated by each Obligor and the Company in accordance with Clause 16.24 (Repetition of Representations and Warranties) are true in all respects.

9.	[Subsidiary] confirms to each Lender that all Advances to be made by it under the Facilities Agreement will be made solely for its own account or for the account of one of its Subsidiaries and that, accordingly, such Borrower qualifies as an economic beneficiary (wirtschaftliche Berechtigter) under Section 8 of the German Money Laundering Act (Geldwäschegesetz) or its equivalent in any other jurisdiction.

10.	[Subsidiary’s] administrative details are as follows:

Address:

Contact:

Fax No.:

11.	This Certificate shall be governed by, and construed in accordance with, German law. Place of jurisdiction is Frankfurt am Main.

Signed by
Qiagen N.V. acting by [ ]

Signed by
[Subsidiary] acting by [ ]

SCHEDULE 8

CONDITIONS PRECEDENT FOR ACCEDING BORROWERS

1.	A copy of the constitutional documents of such proposed Acceding Borrower and in the case of any such entity incorporated in the Federal Republic of Germany, a certified copy of the extracts from the relevant Commercial Register (beglaubigte Handelsregisterauszüge) and any other document customary in the relevant jurisdiction.

2.	A copy of any necessary resolutions of the board of directors (or equivalent) and/or shareholders of such proposed Acceding Borrower (and, in the case of any such entity incorporated in the Federal Republic of Germany, any necessary resolutions of the supervisory board (Aufsichtsrat)) approving the execution, delivery and performance of the Accession Certificate, the accession of such proposed Acceding Borrower to Finance Documents to which it is party and the performance of its obligations under such Finance Documents and the terms and conditions thereof and authorising a named person or persons to sign such Accession Certificate, any other accession agreement relating to any Finance Document and any other documents to be delivered by such proposed Acceding Borrower pursuant thereto.

3.	A certificate of a duly authorised signatory of the proposed Acceding Borrower:

a)	certifying that each copy document relating to it specified in paragraphs 1 and 2 above is correct, complete and in full force and effect as of the date of the relevant Accession Certificate;

b)	setting out the names and specimen signatures of the persons authorised to sign, on behalf of such proposed Acceding Borrower, the Accession Certificate, any other Finance Documents to which it is a party and any other documents to be delivered by such proposed Acceding Borrower pursuant thereto; and

c)	confirming that the Advances in full of the Facilities would not breach any restriction of its borrowing powers or its power to grant security or give guarantees.

4.

A copy, certified a true copy by a duly authorised signatory of the proposed Acceding Borrower, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Lenders, necessary to render the relevant Accession Certificate legal, valid, binding and enforceable, to make such Accession Certificate admissible in evidence in the proposed Acceding Borrower’s Relevant Jurisdiction and to enable the proposed Acceding Borrower to perform its obligations thereunder and under the other Finance Documents.

5.	An opinion of the Lenders’ and/or the Acceding Borrower’s local counsel in its jurisdiction of incorporation (in accordance with local custom and practice) on, inter alia, the capacity, power and authority of such Acceding Borrower to enter into the Finance Documents to which it is party and on the validity and enforceability of such Finance Documents and in respect of any security granted by such Acceding Borrower in the Relevant Jurisdiction.

6.	Documentation and evidence required for the Agent or any Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the identity of any person that it is required (in order to comply with applicable money laundering laws and regulations) to carry out in relation to the transactions contemplated in the Finance Documents with respect to each such Acceding Borrower.

7.	A copy of its latest financial statements.

SCHEDULE 9

AGENT’S DISCRETIONS AND OBLIGATIONS

1.	Duties of Agent

The Agent shall:

a)	promptly inform each Lender of the contents of any notice or document received by it in its capacity as Agent from an Obligor under any Finance Document;

b)	promptly notify each Lender of the occurrence of any Event of Default, Potential Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document upon becoming aware of the same;

c)	if so instructed by the Majority Lenders, refrain from exercising any right, power or discretion vested in it as agent under any Finance Document.

The duties of the Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

2.	Role of Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger shall have no obligations of any kind to any other party under or in connection with any Finance Documents.

3.	Discretions of Agent

The Agent may:

a)	assume, unless it has received notice to the contrary, in its capacity as agent for the Lenders, that (i) any representation made or repeated by an Obligor in connection with any Finance Document is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) any notice or request made by the Company is made on behalf of and with consent and knowledge of all the Obligors and (iv) any right, power, authority or discretion vested herein upon the Majority Lenders, the Lenders or any other party has not been exercised;

b)	assume that the Facility Office of each Lender is that identified with its signature below (or, in the case of a Transferee, at the end of the relevant Transfer Certificate) until it has received from such Lender a notice designating some other office of such Lender;

c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts;

d)	rely on any statement made by a managing director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within the knowledge or within his power to verify;

e)	rely upon any representation, notice or document believed by it to be genuine, correct and appropriately authorised;

f)	act in relation to the Finance Documents through its personnel, agents and affiliates.

4.	Majority Lenders’ Instructions

a)	Unless a contrary indication appears in a Finance Document:

(i)	the Agent shall act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent);

(ii)	the Agent shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with such an instruction of the Majority Lenders; and

(iii)	any instructions given by the Majority Lenders will be binding on all the Finance Parties.

b)	The Agent may:

(i)	refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security or collateral as it may require for any cost, loss or liability which it may incur in complying with such instructions;

(ii)	in the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) act (or refrain from acting) as it considers to be in the best interest of the Lenders; and

(iii)	not act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Documents without first obtaining the Lender’s consent to do so.

5.	No Responsibility

The Agent and the Mandated Lead Arranger are not responsible for:

a)	the adequacy, accuracy and/or completeness of the information package or any other information supplied by any Finance Party or an Obligor or any other person in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document; or

b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document.

6.	Exclusion of Liability

a)	Without limiting paragraph b) of this Clause 6, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

b)	Each of the Lenders agrees that it will not take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any officer, employee or agent of the Agent may enforce this provision.

c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

7.	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, the Agent and the Mandated Lead Arranger shall not:

a)	be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

b)	be bound to disclose to any other person any confidential information or any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law;

c)	be under any obligation other than those for which express provision is made in any Finance Document; or

d)	be or be deemed to be a fiduciary for any other person.

8.	Lenders’ Indemnification

Each Lender shall, in its relevant Proportion, from time to time on demand by the Agent, indemnify the Agent against any cost, loss or liability together with any value added tax (Umsatzsteuer) thereon incurred by the Agent, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under any Finance Document (other than any which have been reimbursed by an Obligor pursuant to the terms of the Finance Documents).

9.	Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

10.	Resignation

a)	The Agent may resign and appoint one of its affiliates acting through an office in the Federal Republic of Germany as successor Agent by giving notice to the Lenders and the Company.

b)	Alternatively the Agent may resign without having designated a successor as agent under paragraph a) above (and shall do so if so required by the Majority Lenders) by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the Federal Republic of Germany).

d)	The retiring Agent shall, at the Company’s cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as agent under the Finance Documents.

e)	The resignation notice of the Agent shall only take effect upon the appointment of a successor Agent.

f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Schedule 9. The Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Agent had been an original party as Agent.

11.	Own Responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Finance Documents including, but not limited to:

a)	the financial condition, status and nature of each member of the Group;

b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document;

c)	whether such Lender has recourse, and the nature and extent of that recourse, against a party or any of its respective assets under or in connection with any Finance Document, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document; and

d)	the adequacy, accuracy and/or completeness of the information package and any other information provided by the Agent, the Mandated Lead Arranger, an Obligor or by any other person in connection with any Finance Document, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document.

12.	Agency Division Separate

a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)	Any information received by another division or department of the Agent may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

13.	Reliance and Engagement Letters

Each Finance Party confirms that the Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated therein (including any net asset letter in connection with financial assistance procedures) and to bind it in respect of such Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

14.	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an affiliate of a Lender to replace that Reference Bank.

15.	Deduction from Amounts Payable by the Agent

If any party owes an amount to the Agent under any Finance Document the Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

16.	Co-operation with the Agent

Each Lender and each Obligor will co-operate with the Agent to complete any legal requirements imposed on the Agent in connection with the performance of its duties under this Agreement and shall supply any information reasonably requested by the Agent in connection with the proper performance of those duties.

17.	“Know your Customer” Checks

Each Lender shall promptly upon the reasonable request of the Agent supply such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks.

SCHEDULE 10

MANDATORY COST FORMULAE

1.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate:

a)	for each Lender the percentage rate per annum (the “Additional Cost Rate”) for such Interest Period in accordance with paragraph 2 or 3 below; and

b)	the “Mandatory Costs Rate” for such period, which shall be the rate per annum which is the weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance to which such Interest Period relates).

2.	The Additional Cost Rate for any Lender lending from a Facility Office in a member state which has adopted the euro as its lawful currency shall be the percentage notified by that Lender to the Agent as the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) to such Lender of complying with the minimum reserve requirements of the European Central Bank.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

a)	in relation to an Advance denominated in sterling:

AB + C (B -D) + E x 0.01
100 - (A + C)	% per annum

b)	in relation to an Advance denominated in any currency other than sterling:

E x 0.01
300	% per annum

where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the applicable Margin and the Mandatory Costs Rate) and, if the relevant amount is an unpaid amount, the additional rate of interest or lump sum damages specified in Clause 24.1 (Consequence of Non-Payment) payable for the relevant Interest Period in respect of the relevant Advance.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £ 1,000,000.

4.	For the purpose of this Schedule 10:

a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to 4 decimal places.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	For the purpose of this Schedule 10:

a)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

b)	“Tariff Base” has the meaning given to it, and is calculated in accordance with, the Fees Rules.

8.	Each Lender shall supply any information required by the Agent for the purposes of calculating such Lender’s Additional Cost Rate, including the following information which such Lender shall provide to the Agent on or prior to the date on which it becomes a Lender:

a)	the jurisdiction of its Facility Office, and

b)	any other information that the Agent may reasonably require for such purpose,

and shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph 8.

9.	The percentages or rates of charge of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purposes of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 8 and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if any determination by it of an Additional Cost Rate and/or Mandatory Costs Rate over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 2, 6, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute amounts received by it in respect of an Interest Period and attributable to the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each such Interest Period and each Lender determined by the Agent pursuant to this Schedule 10.

12.	Any determination by the Agent pursuant to this Schedule 10 in relation to a formula, an Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, specify any amendments which are required to be made to this Schedule 10 in order to comply with any change in law or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

SCHEDULE 11

FORM OF CONFIDENTIALITY UNDERTAKING

[LETTERHEAD OF LENDER]

To:	[Potential lender]

Re:	The Facilities
Borrower:	[ ]
Amount:	[ ]
Agent:	Deutsche Bank Luxembourg S.A.

Dear Sirs,

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 2 (Permitted Disclosure) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

b)	to keep confidential and not to disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have been taken place between us in connection with the Facilities;

c)	to use the Confidential Information only for Permitted Purpose;

d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph b) of Clause 2 (Permitted Disclosure) below) acknowledges and complies with the provisions of this letter as if that person were also a party to; and

e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

c)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph b) of Clause 2 (Permitted Disclosure) above or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph b) of Clause 2 (Permitted Disclosure) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under Clause 2 (Permitted Disclosure) above (other than under paragraph a)) or which, pursuant to Clause 4 (Return of Copies) above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person” (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc.

This Letter sets out the full extent of you obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power of privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

a)	Subject to Clause 6 (No Representation; Consequences of Breach, etc.) and Clause 9 (Nature of Undertakings) above the terms of this letter may be enforced and relied upon only by you and us.

b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the courts of Frankfurt am Main.

12.	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facilities including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligations of confidentiality;

“Participant Group” means you, each of your holding companies and Subsidiaries and each subsidiary of each of your holding companies; and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully,

For and on behalf of [Potential Lender]

SCHEDULE 12

FORM OF RESIGNATION LETTER

To:	Deutsche Bank Luxembourg S.A. as Agent

From:	[Resigning Obligor] and Qiagen N.V.

Dated:

Dear Sirs,

Resignation Letter

1.	We refer to a facilities agreement (the “Facilities Agreement”) dated [ ] and made between, inter alios, Qiagen N.V., Qiagen Deutschland Holding GmbH, Qiagen North American Holdings Inc., and Qiagen Sciences Inc. as Original Borrowers, Deutsche Bank Luxembourg S.A. as Agent and the financial and other institutions named therein as Lenders. Terms defined in the Facilities Agreement shall have the same meaning in this Resignation Letter.

2.	Pursuant to Clause 31.2 (Resignation of a Borrower), we request that [Resigning Obligor] be released from its obligations as a Borrower under the Facilities Agreement and the Finance Documents.

    We confirm that:

a)	no Event of Default or Potential Event of Default is continuing or would result from the acceptance of this request; and

b)	[[Name of Subsidiary] is under no actual or contingent obligation as a Borrower under any Finance Document;

c)	[this request is given in relation to a Third Party Disposal of [Resigning Obligor]][2].

3.	This letter is governed by and construed in accordance with German law.

Qiagen N.V.	[Resigning Obligor]
By:	By:

[2]	Insert where resignation is only permitted in the case of a Third Party Disposal.

SCHEDULE 13

TIMETABLES

	Loans in EUR	Loans in Sterling	Loans in USD	Loans in Other Currencies

Delivery of a Utilisation Request for an Optional Currency in accordance with Clause 4.1 (Delivery of Utilisation Requests)	U-4 9:30 a.m.	U-4 9:30 a.m.	U-3 9:30 a.m.	U-4 9:30 a.m.

Delivery of a duly completed Utilisation Request in accordance with Clause 4.1 (Delivery of Utilisation Requests) or an Interest Selection Notice in accordance with Clause 6.2 (Duration)	U-4 9:30 a.m.	U-4 9:30 a.m.	U-3 9:30 a.m.	U-4 9:30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan in accordance with paragraph c) of Clause 5.1 (Selection of Currency)	U-3 noon	U-3 noon	U-3 noon	U-3 noon

Agent notifies the Lenders of the Loan in accordance with paragraph c) of Clause 5.1 (Selection of Currency)	U-3 3 p.m.	U-3 3 p.m.	U-2 3 p.m.	U-2 3 p.m.

Agent receives a notification from a Lender in accordance with Clause 5.2 (Conditions for Optional Currencies)	U-2 9:30	U 9:30	U-2 9:30	U-2 9:30

	Loans in EUR	Loans in Sterling	Loans in USD	Loans in Other Currencies
Agent gives notice in accordance with Clause 5.2 (Conditions for Optional Currencies)	U-2 5:30	U 5:30	U-2 5:30	U-2 5:30

“U”	=	Date of Advance/start of Interest Period

“U – x”	=	Business Days prior to Date of Advance

- i -

SIGNATURES

The Company

QIAGEN N.V.

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	Spoorstraat 50 KJ 5911 Venlo The Netherlands

Tel:	+49 2103 2911707

Fax:	+49 2103 2921707

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to:

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- ii -

The Original Borrowers

QIAGEN N.V.

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	Spoorstraat 50 KJ 5911 Venlo The Netherlands

Tel:	+49 2103 2911707

Fax:	+49 2103 2921707

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to:

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- iii -

QIAGEN DEUTSCHLAND HOLDING GMBH

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911707

Fax:	+49 2103 2921707

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- iv -

QIAGEN NORTH AMERICAN HOLDINGS, INC.

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	9300 Germantown Road Germantown MD 20874 USA

Tel:	+1(240) 686 7772

Fax:	+1(240) 686 7773

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to:

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- v -

QIAGEN SCIENCES INC.

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	9300 Germantown Road Germantown MD 20874 USA

Tel:	+1(240) 686 7772

Fax:	+1(240) 686 7773

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to:

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- vi -

The Guarantor

QIAGEN N.V.

By:	/s/ Peer M. Schatz

By:	/s/ Roland Sackers

Address:	Spoorstraat 50 KJ 5911 Venlo The Netherlands

Tel:	+49 2103 2911707

Fax:	+49 2103 2921707

Attention:	Peer M. Schatz, CEO Roland Sackers, CFO

With a copy to:

QIAGEN GmbH

Address:	Qiagen Str. 1 40724 Hilden Germany

Tel:	+49 2103 2911844

Fax:	+49 2103 2921844

Attention:	Legal Counsel

- vii -

The Mandated Lead Arranger

DEUTSCHE BANK AG

By:	/s/ Illegible

Address:	Große Gallusstraße 10-14 D-60311 Frankfurt am Main Germany

Tel:	+49 69 910 36951

Fax:	+49 69 910 38793

Attention:	Loan Capital Markets/Tina Fuchs

The Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Illegible

Address:	2, boulevard Konrad Adenauer L-1115 Luxembourg

Tel:	+352 42122 281

Fax:	+352 42122 95771

Attention:	International Loan and Agency Services/Nigel Hibberd

The Lender

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Illegible

Address:	2, boulevard Konrad Adenauer L-1115 Luxembourg

Tel:	+352 42122 281

Fax:	+352 42122 95771

Attention:	International Loan and Agency Services/Nigel Hibberd